Exhibit 2.7

STOCK PURCHASE AGREEMENT

BY AND AMONG

EVERYDAY HERO PTY LTD,

ALL OF THE STOCKHOLDERS OF EVERYDAY HERO PTY LTD,

NATHAN BETTERIDGE AS STOCKHOLDER REPRESENTATIVE

and

BLACKBAUD PACIFIC PTY LTD

-ii-

-iii-

INDEX OF SCHEDULES

Schedule	Description

I	Stockholders

2.1	Particulars of the Company

5.2(e)	Mandatory Third Party Consents

5.2(l)	Founder Employees

Disclosure Schedule

-iv-

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2011 by and among Blackbaud Pacific Pty Ltd, incorporated and registered in Australia as a proprietary company, with ABN 73 095 925 170 whose registered office is at 189 Miller Street, Level 6, North Sydney, NSW 2060(“Blackbaud”), Everyday Hero Pty Ltd, incorporated and registered in Australia as a proprietary company, with ABN 21 117 080 430 whose registered office is at c/o Carthills Chartered Accounts, Level 1, 2072 Logan Road, Upper Mount Gravatt QLD 4122, (such company and any predecessor entity thereto, the “Company”), all of the stockholders of the Company listed on Schedule I hereto (the “Stockholders”) and Nathan Betteridge as the representative of the Stockholders (the “Stockholder Representative”). Certain capitalized terms used but not otherwise defined herein are defined in Article VIII hereof.

RECITALS

A. The Stockholders own all of the issued and outstanding shares of the capital stock of the Company, consisting of 2,346 fully paid ordinary shares of the Company (the “Shares”).

B. The Company owns all of the issued and outstanding shares of the capital stock of Everyday Hero Limited, a company incorporated in England under registered number 06789111, whose registered office is at The Ropewalks, Newton Street, Macclesfield, Cheshire SK11 6QZ.

C. Blackbaud desires to purchase all of the Shares from the Stockholders, and the Stockholders desire to sell the Shares to Blackbaud, upon the terms and conditions of this Agreement (the “Sale”).

D. Blackbaud shall hold a portion of the consideration payable by it in connection with the Sale as security for the indemnification obligations and any Working Capital Deficiency set forth in this Agreement.

E. The Company and the Stockholders, on the one hand, and Blackbaud, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Sale.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE OF SHARES; CLOSING

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Stockholders shall sell, transfer, convey, assign and deliver to Blackbaud, and Blackbaud shall purchase, acquire and accept from the Stockholders, all of the Shares, free and clear of all Liens, and with Blackbaud making the payments to the Stockholders as described in Section 1.3 hereof.

1.2 Closing.

(a) Upon the satisfaction of the conditions set forth in Article V, the closing of the Sale (the “Closing”) will take place at multiple locations determined by the parties and on a date (the “Closing Date”) to be mutually agreed upon by the parties.

(b) The parties agree that the process to be followed at Closing will be, subject to the terms of this Agreement, as follows:

(i) the parties will mutually agree upon a Closing Date which allows enough time for the parties to:

(1) satisfy their pre-Closing obligations under this Agreement; and

(2) to mutually agree upon the terms of such other instruments and documents that are required by this Agreement to be delivered as a condition of Closing (the “Ancillary Documents”);

(ii) once the parties are satisfied that the Ancillary Documents are final, Blackbaud and the Stockholders will procure the signatures required for each Ancillary Document;

(iii) on or before one (1) Business Day prior to the Closing Date, Blackbaud and the Stockholder will fax to each other’s attorneys the fully executed signature pages of the Ancillary Documents, with such signature pages to be held “in escrow” by the receiving attorneys for the benefit of the signing party until the signing party confirms that such signature pages can be released from escrow;

(iv) on the Closing Date the parties participate in a teleconference at a mutually agreed time, in which the parties determine whether or not they are satisfied that the parties can proceed to Closing;

(v) if the parties are satisfied to proceed to Closing, Blackbaud will then pay the Initial Purchase Price from an Australian bank account in accordance with this Agreement and the Spreadsheet, will pay the Escrow Amount in accordance with the agreement governing the terms thereof, and will provide email confirmation to the Stockholders that this has been done;

(vi) Upon Stockholders’ reasonable satisfaction that Blackbaud has initiated payment of the amounts set forth in Section 1.2(v)(vi) in accordance with the terms thereof, Blackbaud and the Stockholders will then authorize the other party’s attorney to release the signature pages from escrow to their client, and upon the Stockholders’ receipt of the Purchase Price, the Sale will be closed.

1.3 Purchase Price.

(a) Subject to the terms and conditions hereof, as consideration for the transfer of the Shares from the Stockholders to Blackbaud, at the Closing, Blackbaud shall pay in Cleared Funds to the Stockholders (in proportion to their ownership of the Shares), without interest, an amount equal to the Initial Purchase Price minus (i) the sum, as of the Closing Date, of (A) Closing Debt, (B) any amount of Indebtedness of the Company and its Subsidiaries, (C) all severance, change of control or similar payments paid by the Company or any of its Subsidiaries in connection with the Transactions, and (D) any Working Capital Deficiency pursuant to Section 1.4(a), plus (ii) any Working Capital Surplus pursuant to Section 1.4(a) (all such adjustments are referred to herein as the “Purchase Price

Adjustments” and the resulting purchase price referred to as the “Final Purchase Price”) for the issued and outstanding shares of Company Capital Stock. Notwithstanding anything to the contrary contained herein, except as to accrued interest on the Escrow Amount as further described in Article VI, in no event shall the aggregate amount paid by Blackbaud hereunder to the Stockholders exceed the Final Purchase Price.

(b) Blackbaud shall be entitled to deduct and withhold from the Final Purchase Price any amounts that Blackbaud is required or entitled to deduct and withhold with respect to the making of such payment under any provision of Law. To the extent that amounts are so withheld and paid over by the Blackbaud to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders.

(c) Notwithstanding anything to the contrary contained herein, a portion of the Final Purchase Price otherwise payable hereunder to the Stockholders shall be retained by Blackbaud in an escrow account and paid to the Stockholders pursuant to, and subject to, the terms and conditions of Article VI.

1.4 Closing Adjustments to Final Purchase Price.

(a) Not later than two (2) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Blackbaud a balance sheet dated as of the Closing Date, prepared in a manner consistent with that used to prepare the consolidated balance sheet of the Company and its Subsidiaries included in the Interim Financial Statements, projecting the Company’s and its Subsidiaries’ financial condition as of the Closing Date (the “Closing Balance Sheet”), including Total Current Assets, Total Current Liabilities and the Purchase Price Adjustments, and each shall be prepared consistent with the Financial Statements and denominated in Australian dollars. The Company shall also deliver supporting schedules showing financial transactions from the date of the Interim Financial Statement for the purpose of supporting Blackbaud’s conversion of the Closing Balance Sheet, including each component thereof, in a manner consistent with standards applied by Price Waterhouse Coopers in its 2011 financial review. The Closing Balance Sheet shall be certified by the Company’s Chief Executive Officer in a form reasonably acceptable to Blackbaud. Blackbaud shall, following the Closing, convert the Closing Balance Sheet, including each component thereof, in a manner consistent with standards applied by Price Waterhouse Coopers in its 2011 financial review (as so converted, the “Final Balance Sheet”).

(b) To the extent that Working Capital is less than the Working Capital Target (a “Working Capital Deficiency”), the Initial Purchase Price shall be decreased by the amount of the Working Capital Deficiency. To the Extent that Working Capital is more than the Working Capital Target (a “Working Capital Surplus”), the Initial Purchase Price shall be increased by the amount of the Working Capital Surplus. The Final Purchase Price is subject to further adjustment in accordance with Sections 1.4(c) through 1.4(e) below.

(c) Blackbaud shall, within ninety (90) days following the Closing Date (the “Examination Period”), examine the Final Balance Sheet. During the Examination Period, if Blackbaud disputes the Final Balance Sheet or any line items therein, then Blackbaud may deliver to the Stockholder Representative a notice of dispute setting forth in reasonable detail the actual line item or items disputed, the amounts disputed and the basis for such dispute (each, a “Payment Dispute Notice”). At any time prior to the expiration of the Examination Period, Blackbaud may in its sole discretion amend and/or withdraw any previously submitted Payment Dispute Notice. Upon the expiration of the Examination Period, if no Payment Dispute Notice has been provided by Blackbaud during the Examination Period, or if all provided Payment Dispute Notice(s) have been withdrawn by Blackbaud, then the Final Balance Sheet provided pursuant to Section 1.4(a) above shall be deemed accepted by Blackbaud. However, if upon the expiration of the Examination Period, one or more Payment Dispute Notice(s) has or have been delivered and not withdrawn, then, until ten (10) Business Days following the end of the Examination Period (the “Negotiation Period”), Blackbaud and the Stockholder Representative, on behalf of the Stockholders, shall negotiate in good faith to attempt to agree on the Final Balance Sheet.

(d) To the extent a Payment Dispute Notice has been delivered and not withdrawn and no agreement pursuant to Section 1.4(c) above is reached during the Negotiation Period, then Blackbaud may engage Price Waterhouse Coopers or another internationally recognized accounting firm (the “Selected Firm”) to examine the disputed items as of the Closing Date and deliver its results which shall include any adjustments required to the Final Balance Sheet (as so adjusted, the “Negotiated Balance Sheet”) to Blackbaud and the Stockholders no later than thirty (30) Business Days following such appointment. The Selected Firm shall be limited in its engagement and decision to applying such agreed upon procedures to the particular line items and range of amounts set forth in the Payment Dispute Notice(s) and not settled by written agreement during the Negotiation Period, and shall not render a decision on any other portion of the Final Balance Sheet or any amount outside such disputed range of amounts for any such line items. The decision of the Selected Firm shall be final and binding upon the parties. The costs and expenses of such Selected Firm (the “Audit Costs”) shall be borne by Blackbaud; provided, however, that should the Selected Firm determine that there exists a discrepancy in the disputed items between the Final Balance Sheet and the Negotiated Balance Sheet in excess of $10,000 that creates or increases a Working Capital Deficiency, then the Audit Costs (subject to a $20,000 maximum) shall be borne by the Stockholders and Blackbaud shall be entitled to reduce the Escrow Amount by the total Audit Costs, upon notice to the Stockholder Representative.

(e) If the Negotiated Balance Sheet (or final determination of Working Capital pursuant to Section 1.4(c) above) would have resulted in a lower Initial Purchase Price, Blackbaud shall be entitled to reduce the Escrow Amount by the amount by which the Initial Purchase Price constituted an overpayment. Conversely, if the Negotiated Balance Sheet (or final determination of Working Capital pursuant to Section 1.4(c) above) would have resulted in a higher Initial Purchase Price, Blackbaud shall pay in Cleared Funds to the Stockholders (in proportion to their ownership of the Shares) the amount by which the Initial Purchase Price constituted an underpayment within three (3) Business Days of the determination that there has been an underpayment.

(f) Notwithstanding any provision in this Section 1.4 or elsewhere in this Agreement to the contrary, all reductions from the Escrow Amount permitted pursuant to (or payments required by) this Section 1.4 shall be made on a dollar-for-dollar basis regardless of amount and without regard to the Aggregate Threshold Amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Stockholders hereby jointly and severally represent and warrant to Blackbaud as an inducement to Blackbaud to enter into this Agreement and to purchase the Shares, after having made all reasonable inquiries, each of the warranties specified in this Article II (each a “Warranty”) is true, complete and accurate, as at the date of this Agreement and continuously from the date of this Agreement until Closing (except that where a Warranty refers to a particular date, that Warranty is given only as at that date), except as specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Blackbaud (the “Disclosure Schedule”) dated as of the date hereof;

2.1 Organization.

(a) The Company is a proprietary company duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of Australia. The Company has the corporate or other power to own and operate its assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and, to the extent legally applicable, in good standing as a foreign corporation in each jurisdiction in which it conducts business, each of which is set forth in the Disclosure Schedule. The Company has delivered to Blackbaud a true and correct copy of its constitution (the “Company Constitution”), and each such instrument has been updated in accordance with any applicable Law, is up to date and in full force and effect on the date hereof. The Disclosure Schedule lists the directors and officers (or other governing persons) of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company is not in violation of any of the provisions of the Company Constitution.

(b) The Subsidiaries are the types of entities and are formed in the jurisdictions set forth in the Disclosure Schedule, are validly existing and, to the extent legally applicable, in good standing under the laws of the jurisdiction of such Subsidiary’s formation. The Subsidiaries have all requisite corporate (or other entity) power and authority necessary to carry on the their businesses as now being conducted. The Subsidiaries are duly qualified or licensed to do business and, to the extent legally applicable, in good standing as a foreign corporation in each jurisdiction in which it conducts business, each of which is set forth in the Disclosure Schedule. Each of the Subsidiaries have delivered to Blackbaud a true and correct copy of its Subsidiary Charter Documents, and each such instrument has been updated in accordance with any applicable Law, is up to date and in full force and effect on the date hereof. The Disclosure Schedule lists the directors and officers (or other governing persons) of each Subsidiary. The operations now being conducted by each Subsidiary are not now and have never been conducted by the respective and applicable Subsidiary under any other name. No Subsidiary is in violation of any of the provisions of the their respective Subsidiary Charter Documents.

2.2 Company Capital Structure; Stockholder Title to Shares.

(a) The capital stock of the Company consists of the Shares. The Shares constitute all of the issued and outstanding equity interests in the Company.

(b) Each Stockholder is the registered holder of the Shares set out against its name in Schedule I.

(c) Remco Bruijn and Terry Hayward are the beneficial owners of the Shares set out against their respective names in Schedule I.

(d) Each Trustee Stockholder enters into this Agreement personally and in its capacity as trustee of the Trust.

(e) In respect of each Trustee Stockholder:

(i) it is the sole trustee of the Trust and no action has been taken to remove or replace it;

(ii) the copies of the Trust Deed and any other documents relating to the Trust and the Stockholder Charter Documents of the Trustee Stockholder delivered to Blackbaud before the relevant Trustee Stockholder executed this Agreement are true copies of those documents as in force at the date of this Agreement;

(iii) the documents delivered to Blackbaud in connection with its due diligence review contain full particulars of all the terms of the Trust;

(iv) it has power under the Trust Deed to execute and perform its obligations under this Agreement;

(v) all necessary action has been taken to authorise the execution and performance of this Agreement under the Trust Deed and, for Trustee Stockholders who are not natural persons, the constitution of each Trustee Stockholder;

(vi) this Agreement is executed and all transactions relating to this Agreement are or will be entered into as part of the due and proper administration of the Trust and are or will be for the benefit of the beneficiaries;

(vii) it is not in default under the Trust Deed;

(viii) no vesting date for the Trust fund has been determined;

(ix) it has complied with all fiduciary obligations directly or indirectly imposed on it; and

(x) it has a right to be indemnified out of the assets of the Trust in respect of all of its obligations and liabilities incurred by it under this Agreement.

(f) The Stockholders have good and marketable title to the Shares, and upon consummation of the purchase contemplated herein, Blackbaud will acquire from the Stockholders good and marketable title to such Shares, free and clear of all Liens, excepting only such restrictions upon transfer, if any, as may be imposed by applicable Law.

(g) The Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company Constitution or any agreement to which either the Company or the Stockholders are a party or by which either is bound, and have been issued in compliance with applicable federal, state and foreign securities Laws. The Company has not repurchased any shares of Company Capital Stock except in compliance with all applicable federal, state, foreign, or local Laws, including federal, state and foreign securities Laws and any agreements applicable thereto. The Company will not suffer or incur any Liability or Loss relating to or arising out of the issuance or repurchase of any shares of Company Capital Stock, or out of any agreements or arrangements relating thereto. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. The Spreadsheet is true, accurate and complete.

(h) The Company has never adopted or maintained any plan providing for equity compensation of any Person. The Company has not granted any options to purchase Company Capital Stock or any other type of stock award. There are no outstanding options, warrants, calls, rights or other Contract of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right or other Contract. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights, written or oral, with respect to the Company. The Company is not a party to, and as of the date hereof, to the Knowledge of the Company and the Stockholders, there are no other voting trusts, proxies, or other Contracts with respect to the voting stock of the Company.

(i) No certificates have been issued for any of the Shares.

(j) Each Stockholder and the Company has provided all consents, waivers and approvals, and timely provided all notifications, required under the Company’s constitution and any other agreement between the Stockholders concerning the Company, to permit the sale by each Stockholder of the Shares in accordance with this Agreement, and for Closing to occur.

2.3 Subsidiaries.

(a) The Disclosure Schedule sets forth a true and complete list of the following for all Company Subsidiaries: (i) its authorized capital stock or other equity interests, (ii) the number of issued and outstanding shares of its capital stock or other equity interests, and (iii) the holder or holders of such shares or other equity interests.

(b) Each outstanding equity interest of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, such Subsidiary’s Charter Documents or any agreement to which either the applicable Subsidiary or the Company is a party or by which either is bound, and have been issued in compliance with applicable federal, state and foreign securities Laws. Such Subsidiary has not repurchased any of its equity interests except in compliance with all applicable federal, state, foreign, or local Laws, including federal, state and foreign securities Laws and any agreements applicable thereto. No Subsidiary will suffer or incur any Liability or Loss relating to or arising out of the issuance or repurchase of any of its equity securities, or out of any agreements or arrangements relating thereto. No subsidiary has any other capital stock authorized, issued or outstanding.

(c) No Subsidiary has ever adopted or maintained any plan providing for equity compensation of any Person. No Subsidiary has granted any options to purchase its equity interests. There are no outstanding options, warrants, calls, rights or other Contract of any character, written or oral, to which a Subsidiary is a party or by which it is bound, obligating such Person to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its equity or debt securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right or other Contract. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights, written or oral, with respect to any Subsidiary. No Subsidiary is a party to, and as of the date hereof, to the Knowledge of the Company, each Subsidiary and the Stockholders, there are no other voting trusts, proxies, or other Contracts with respect to the voting stock of any Subsidiary.

2.4 Authority. Each of the Company and the Stockholders have all requisite corporate or other power and authority to enter into this Agreement and the other agreements referenced herein or required hereby (the “Related Agreements”), and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate or other action on the part of the Company and the Stockholders, and no further action is required on the part of the Company or the Stockholders to authorize this Agreement, the Related Agreements, and the Transactions. This Agreement and the Related Agreements will be duly executed and delivered by the Company and the Stockholders and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligation of the Company and the Stockholders, in each case to the extent such Person is party thereto, enforceable against such Person in accordance with its respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5 No Conflict. The execution and delivery by the Company and the Stockholders of this Agreement and the Related Agreements, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Company Constitution, any Subsidiary Charter Documents or any Stockholder Charter Documents, (ii) any mortgage, indenture, lease, contract (whether written or oral), covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral (each a “Contract” and collectively the “Contracts”) to which the Company, a Subsidiary or the Stockholders is a party, or to which any of their properties or assets (whether tangible or intangible) may be subject, or (iii) any Order or Law applicable to the Company, a Subsidiary or the Stockholders or any of their properties (whether tangible or intangible) or assets. As a result of the consummation of the Transactions, neither the Company nor any Subsidiary will be prohibited from exercising any of its rights under the Contracts (other than any Contracts identified on Schedule 5.2(e) required to be terminated hereby), and neither the Company, any Subsidiary nor Blackbaud will be required to pay any additional amounts or consideration other than ongoing fees, royalties or payments, which the Company or such Subsidiary would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

2.6 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by or with respect to the Company, any Subsidiary or the Stockholders in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

2.7 Company Financial Statements.

(a) Disclosure Schedule sets forth: (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2011, and the related unaudited statements of income, cash flows and stockholder equity for the twelve month period then ended (the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011, and the related unaudited statements of income, cash flows and stockholder equity for the three (3) month period then ended (the “Interim Financial Statements,” together with the Annual Financial Statements (and any notes thereto) are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements: (i) are correct in all material respects; (ii) have been prepared in accordance with the past practices of the Company and each Subsidiary as applicable, applied on a consistent basis; (iii) have been prepared on the basis that the value of current assets does not exceed the lesser of the cost or the net realizable value on a going concern basis as of the date of the Interim Financial Statement; (iv) are not affected by any non-recurring or exception items; (v) make full provision for long-service leave, annual leave, personal leave and other employee entitlements payable to or in respect of the employees of the Company and all Subsidiaries as if all of their services had been terminated on the date of the Interim Financial Statement; and (vi) take account of all gains and losses arising from conversion of foreign currency. The Financial Statements present fairly the Company’s and its Subsidiaries’ financial condition and operating results as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which are not material in amount.

(b) The Company and each of its Subsidiaries maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company, any Subsidiary (including any Company Personnel) nor their respective independent accountants have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud, whether or not material, that involves the management of the Company, any Subsidiary, or any Company Personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(c) The Disclosure Schedule sets forth a complete an accurate list of all Closing Debt.

(d) Neither the Company nor any Subsidiary has in the last seven years terminated their relationship with their accountants or auditors or retained different accountants or auditors.

(e) At Closing, the Company will have no amounts outstanding in respect of Indebtedness for borrowed money.

2.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability except Liabilities which (i) have been reflected in the Interim Financial Statements, (ii) are not material and have arisen in the ordinary course of business consistent with past practices since the date of the Interim Financial Statements, or (iii) are executory obligations arising in the ordinary course of business (and not as a result of the breach of any Contract identified in Sections 2.13 or 2.14 hereof).

2.9 No Changes. Since the date of the Interim Financial Statements, there has or have not been, occurred or arisen any:

(a) transaction by the Company or any Subsidiary, which is material to the Company or such Subsidiary, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Company Constitution or Subsidiary Charter Documents;

(c) capital expenditure or commitment by the Company or any Subsidiary exceeding $5,000 individually or $15,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $5,000 in any one case, or $15,000 in the aggregate, of any claim, Liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise), other than payment, discharge or satisfaction of claims, liabilities and obligations in the ordinary course of business or of Liabilities reflected or reserved against in the Financial Statements;

(e) destruction of, damage to, or loss of any assets with a book value in excess of $5,000 (whether tangible or intangible) of the Company or any Subsidiary, whether or not covered by insurance;

(f) actual, pending or threatened claims by or on behalf of Company Personnel, including any claims relating to termination of employment, workers compensation, illness, negligence, discrimination, bullying, sexual harassment, wage, salary or superannuation claims;

(g) change in accounting methods, principles or practices (including any change in depreciation or amortization policies or rates) by the Company or any Subsidiary, or change in the manner the Company or any Subsidiary keeps its books and records, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or change in its payment or collection practices;

(h) change in any material election in respect of Taxes, adoption or change in any material accounting method in respect of Taxes, material agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) revaluation by the Company or any Subsidiary of any of their respective assets (whether tangible or intangible);

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor except as contemplated by this Agreement);

(k) destruction of, damage to, or loss of any assets (whether tangible or intangible) of the Company or any Subsidiary with a book value in excess of $5,000 in any one case or $15,000 in the aggregate, whether or not covered by insurance;

(l) an increase in the base salary or other compensation payable or to become payable by the Company or any Subsidiary to any Company Personnel, or the promise, payment, commitment or obligation of any kind for the payment by the Company or any Subsidiary of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(m) entering into of any material Contract to which the Company or any Subsidiary is a party or by which they or any of their respective assets (whether tangible or intangible) are bound or any termination, extension, material amendment or modification of the terms of any material Contract to which the Company or any Subsidiary is a party or by which it or any of its assets are bound;

(n) sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any Subsidiary, including the sale of any accounts receivable, or any creation of any security interest in any such material assets or material properties;

(o) any outstanding loan by the Company or any Subsidiary to any Person, incurring by the Company or any Subsidiary of any Indebtedness, guaranteeing by the Company or any Subsidiary of any Indebtedness, issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others, except for advances to Company Personnel for travel and business expenses in the ordinary course of business;

(p) the granting of any waiver or release by the Company or any Subsidiary of any right or claim material to the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary;

(q) the commencement, settlement, notice or, to the Knowledge of the Company, any Subsidiary or the Stockholders, threat, of any lawsuit or proceeding or other investigation against the Company or any Subsidiary;

(r) notice of any claim or potential claim of ownership by any Person other than the Company or any Subsidiary of the Company Intellectual Property owned, developed or created by the Company or any Subsidiary, or of any claim or potential claim of infringement by the Company or any Subsidiary of any other Person’s Intellectual Property;

(s) issuance or sale, or contract to issue or sell, by the Company or any Subsidiary of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or any stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(t) (i) sale or license by the Company or any Subsidiary of any Company Intellectual Property or execution of any agreement with respect to any Company Intellectual Property, (ii) purchase or license by the Company or any Subsidiary of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any Person, (iii) agreement by the Company or any Subsidiary with respect to the development of any Intellectual Property with a third party, or (iv) material change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any Subsidiary, except in the case of clause (i) or (ii), with respect to non-exclusive end user licenses of object code in the ordinary course of business and on the Company’s or the applicable Subsidiary’s standard terms and conditions;

(u) agreement or material modification to any Contract pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company or any Subsidiary;

(v) any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

(w) agreement by the Company or any Subsidiary, or any officer, employee on behalf of the Company or any Subsidiary, to do any of the things described in the preceding clauses (a) through (v) of this Section 2.9.

2.10 Tax Matters, Tax Returns and Audits.

(a) In relation to the Company and each Subsidiary:

(i) Neither the Company nor any Subsidiary has been involved in any transaction or series of transactions which, or any part of which, may for any Tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible Liability to Tax.

(ii) Such Person has in all material respects complied at all times within the last six (6) years with all Laws and Orders relating to all Taxes, including the terms of any Contract made with any Tax authority.

(iii) Such Person has obtained, maintained and preserved, for such period as may be required by Law, complete, accurate and up to date records as required for all Tax purposes and all necessary records to calculate any Tax Liability or relief or to otherwise determine the Tax consequences that would arise on the disposal of or on the realization of each asset owned by it at Closing.

(iv) Such Person has maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(1) prepare and submit any information, notices, computations, Tax Returns and payments required in respect of any Tax Law;

(2) prepare any necessary accounts for compliance with any Tax Law; and

(3) retain necessary records as required by any Tax Law

(v) Such Person is not, nor has it at any time within the last three (3) years been, involved in any dispute with or investigation, audit or discovery by any Tax authority nor, so far as Company and each Subsidiary have Knowledge, is such dispute, investigation, audit or discovery pending or threatened.

(vi) Such Person has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (each a “Tax Return”) relating to any and all Taxes concerning or attributable to it or its operations, and such Tax Returns are true and correct and have been completed in accordance with applicable Law.

(vii) Such Person has paid all Taxes it is required to pay and has withheld with respect to Company Personnel and other Persons and timely paid over to the appropriate Tax authority all federal, state and foreign income taxes and similar fees, and other Taxes required to be withheld and paid over.

(viii) Such Person has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against such Person, nor has such Person executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(ix) No audit or other examination of any Tax Return of such Person is presently in progress, nor has such Person been notified by any Tax authority (orally or in writing, formally or informally) of any intent or plan to request such an audit or other examination.

(x) Neither the Company nor any Subsidiary has any Liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved on the Closing Balance Sheet, and neither the Company nor any Subsidiary has incurred any Liability for Taxes since the date of the Financial Statements other than in the ordinary course of business.

(xi) There are (and, immediately following the Closing Date, there will be) no Liens on the assets of such Person relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of such Person.

(xii) No adjustment relating to any Tax Return filed by such Person has been proposed in writing by any Tax authority to such Person or any representative thereof.

(xiii) There are no Tax rulings or requests for rulings, relating to such Person which could affect such Person’s Liability for Taxes for any period after the Closing Date. Such Person has not changed any method of accounting and will not be required to make any adjustment for any period ending after the Closing Date.

(b) In relation to the Company incorporated or organized in Australia only:

(i) The Company has an ABN and is registered for GST.

(ii) The Company has paid any GST required to be paid to the Australian Tax Office in accordance with its commitments under the GST legislation and has complied with all of its obligations under the GST legislation. If under or by virtue of any agreement to which the Company is a party, any GST is liable to be paid in connection with a taxable supply made by the Company, the Company will be entitled to recover from the party required to pay for the taxable supply an amount so that after meeting any Liability to pay GST the Company retains the same amount as if GST was not payable in connection with the taxable supply.

(iii) The Company has delivered to Blackbaud or its legal counsel copies of all foreign, federal, state and local income and all state and local sales and use and/or value added Tax Returns for the Company filed for all periods since its inception, together with all related workpapers and analysis created by or on behalf of the Company.

(iv) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Australian Taxation Office has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance.

(v) The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as a resident in any other jurisdiction for any Tax purpose (including under any double taxation arrangement). The Company is not subject to and no Tax authority has made a claim that the Company is subject to Tax in any jurisdiction other than its place of incorporation or formation.

(vi) The Company does not have any “permanent establishment” (as that expression is defined in any relevant double taxation agreement current at the date of this Agreement) outside Australia.

(vii) All documents to which the Company is a party or may be interested in the enforcement of, and all transfers of any issued shares in the Company (other than the transfers of the Shares to Blackbaud as contemplated by this Agreement), have (if required) been properly stamped under applicable stamp duty legislation.

(viii) The Company has complied with the provisions of Part 3–6 of the Income Tax Assessment Act 1997 (Cth) (the “1997 Act”) and has maintained records of all franking debits and franking credits which are sufficient for the purposes of that legislation. The Company has franked to the required amount all dividends paid. The Company has not done anything or been involved in any scheme, arrangement or transaction or series of schemes, arrangements or transactions which, or any part of which, caused or may cause a franking debit to arise in its franking account. The Company has not been party to or otherwise involved in any transaction which caused a franking deficit to arise at the end of the franking year following the date of the Interim Financial Statement including, without limitation, by franking a dividend paid after the date of the Interim Financial Statement.

(ix) The Company does not have a share capital account that is tainted under Division 197 of the 1997 Act or former section 160ARDM of the Income Tax Assessment Act 1936 (Cth) (“1936 Act”) by the transfer of an amount to the share capital account from any of Company’s other accounts.

(x) The Company has not sought capital gains tax relief under subdivision 126-B of the 1997 Act with respect to any asset acquired by Company and which is still owned by Company.

(xi) The Company has not ever made an interposed entity election pursuant to the trust loss provisions of the 1936 Act.

(xii) The Company has not been a party to or otherwise involved in any transactions to which the general anti-avoidance provisions in Part IVA of the 1936 Act or section 91 or Division 165 of the GST Act applies.

(xiii) The Company’s office of public officer as required by the 1936 Act has always been occupied.

(xiv) The Company is not and has never been a member of a consolidated group as defined in section 703-5 of the 1997 Act.

(xv) The Company is not and has never been a member of a GST group (as defined in the GST Act) or a member of a pay-roll tax group under any pay-roll tax legislation.

(xvi) Nothing has occurred in respect of the Company which will cause the disallowance under the 1936 Act or the 1997 Act of the carry forward and deduction from assessable income in a following year of any tax losses, including as a consequence of a change of the business operations of the Company, but not as a result of the sale and purchase of the Shares pursuant to this agreement.

(c) In relation to the Subsidiaries incorporated or organized in the United Kingdom (a “UK Subsidiary”) only:

(i) The Disclosure Schedule sets out the details of any group of which any of the UK Subsidiaries has within the last six (6) years been a member for the purposes of UK corporation tax, corporation tax on chargeable gains, stamp duty or stamp duty land tax.

(ii) No UK Subsidiary will become liable to pay any Tax under section 179 of the Taxation of Chargeable Gains Act 1992 as a consequence of Closing.

(iii) No Tax authority has agreed to operate any special arrangement (being an arrangement not based on a strict application of the relevant legislation) in relation to the affairs of any UK Subsidiary.

(iv) All clearances and consents obtained by a UK Subsidiary from any Tax authority within the last six (6) years were based on full and accurate disclosure of all the facts and circumstances material to the decision of a Tax authority. Each UK Subsidiary has complied in all material respects with any conditions to which any such consents or clearances are subject and has not taken any action which would alter, prejudice or in any way disturb any such consent or clearance nor, so far as Company and each UK Subsidiary has Knowledge, will anything done pursuant to this Agreement have such an effect.

(v) Each UK Subsidiary is, for the last six (6) years has been, and will be at Closing resident for Tax purposes in the United Kingdom and is not, has not in the last six (6) years been and will not at Closing be resident for Tax purposes in any other jurisdiction.

(vi) All documents in the possession of each UK Subsidiary or to the production of which they are entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

(vii) No UK Subsidiary has entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Taxation Liability or for which there was no commercial purpose.

(viii) No UK Subsidiary has agreed any special method of attributing, accounting or otherwise in relation to any value added tax or any similar sales or turnover tax VAT with H.M. Revenue & Customs.

2.11 Restrictions on Business Activities. There is no Contract or Order to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary, which has or may reasonably be expected to have the effect of prohibiting or impairing any present or proposed business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary, the conduct of business by the Company or any Subsidiary, or otherwise limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has entered into any Contract under which the Company or such Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property of the Company or any Subsidiary. The Company and each Subsidiary has good and marketable indefeasible fee simple title with respect to each parcel of Owned Real Property. As of the Closing Date, neither the Company nor any Subsidiary will have obligations, covenants, agreements, Taxes or other Liabilities relating to any parcel of Owned Real Property.

(b) The Disclosure Schedule sets forth a list of all real property currently leased by the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”), together with the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Knowledge of the Company, any Subsidiary or the Stockholders, by any other party thereto.

(c) The Company and all Subsidiaries have provided Blackbaud true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements affecting the real property or to which the Company or any Subsidiary is bound, other than those identified in the Disclosure Schedule. Neither the Company nor any Subsidiary has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the Transactions will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or any Subsidiary to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(d) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(e) The Company and all Subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any judgments or Liens, except (i) as reflected in the Financial Statements, (ii) Liens for Taxes, assessments and similar charges which are not yet due and payable, or are being contested in good faith and have been disclosed in the Disclosure Schedule, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present or proposed use of the property subject thereto or affected thereby.

(f) The Disclosure Schedule lists all items of equipment (the “Equipment”) with a book value in excess of $5,000 and owned or leased by the Company or any Subsidiary, and such Equipment is (i) adequate for the conduct of the business of the as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(g) The Company and all Subsidiaries have either (i) sole and exclusive ownership, free and clear of any judgments or Liens, or (ii) the valid right to use unrestricted by contract or statute, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company or its Subsidiaries possess any licenses, Liens, claims or rights with respect to the use of the Customer Information owned by the Company or any Subsidiary.

(h) The properties and assets (tangible and intangible) owned or leased by the Company and each Subsidiary constitute all of the properties and assets necessary to conduct its business as heretofore conducted.

2.13 Intellectual Property.

(a) The Disclosure Schedule contains a complete and accurate list of (i) all products and services currently marketed by the Company or any Subsidiary as of the date hereof and (ii) any products and services of the Company or any Subsidiary that have been discontinued in the past twelve (12) months (such products described in clauses (i) and (ii), the “Company Products”).

(b) The Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company Intellectual Property: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents and (iii) all registered Copyrights and material unregistered Copyrights and applications therefor, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. All of the Owned Company Intellectual Property is valid and subsisting. All logbooks, documents and records supporting the creating and ownership of Intellectual Property have been confidentially retained by the Company. All necessary documents and certificates in connection with such Owned Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Australia or elsewhere in the world, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Owned Company Intellectual Property. There are no actions that must be taken by the Company or any Subsidiary within 150 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Owned Company Intellectual Property. Neither the Company nor any Subsidiary have claimed “small business status” in the application for or registration of any Owned Company Intellectual Property.

(c) The Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the Domain Name registrations of the Company and any Subsidiary. The Disclosure Schedule identifies, for each Domain Name registration, the named owner, and the registrar or equivalent Person with whom that Domain Name is registered. The Company’s and any Subsidiary’s use and registration of its Domain Name registrations does not infringe any third party’s Intellectual Property Rights. In the case in which the Company or any Subsidiary has acquired ownership of a Domain Name registration from another party, the Company or such Subsidiary has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar. The Company or applicable Subsidiary has a valid registration and all material rights (free of any Lien) in each Domain Name listed in the Disclosure Schedule.

(d) In each case in which the Company or any Subsidiary has acquired ownership of any Trademarks, Copyrights, or Patents currently included in the Owned Company Intellectual Property from another Person (each of which are identified in the Disclosure Schedule), the Company or the applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property to the Company or applicable Subsidiary and has recorded or had recorded each such assignment with the applicable Australian Governmental Entity, or the its equivalents in the applicable jurisdiction, in each case in accordance with applicable laws.

(e) Other than non-exclusive outbound “shrink-wrap” licenses in the forms set forth in the Disclosure Schedule, the Disclosure Schedule contains a complete and accurate list of all Contracts as of the date hereof (such agreements, the “Company Intellectual Property Agreements”) (i) under which the Company or any Subsidiary uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available software that is used by the Company or any Subsidiary but not incorporated into any Company Products and that has not been substantially customized solely for use by Company or any Subsidiary or (ii) under which the Company or any Subsidiary has licensed to others the right to use or agreed to transfer to others any of the Company Intellectual Property, in each case specifying the parties to the agreement, the relevant Intellectual Property and any ongoing royalty payments. Neither the Company nor any Subsidiary has granted any exclusive license under any Owned Company Intellectual Property or any licenses to use any Company Source Code. There are no pending disputes regarding the scope of any Company Intellectual Property Agreements, performance under any Company Intellectual Property Agreements, or with respect to payments made or received under any Company Intellectual Property Agreements.

(f) The Company Intellectual Property is sufficient for the conduct of the business of the Company and all Subsidiaries as it is currently conducted and as it is currently planned by the Company and all Subsidiaries to be conducted. Without limiting the foregoing, the Company and each Subsidiary has the right to use all software development tools, library functions, or compilers that the Company or such Subsidiary (i) uses to create, modify, compile, or support any Company Product or (ii) uses to provide any services provided by the Company or any Subsidiary.

(g) Notwithstanding any disclosure related to Section 2.13(q), the Company or a Subsidiary owns all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than encumbrances, restrictions or other obligations expressly set forth in any of the Company Intellectual Property Agreements. All Owned Company Intellectual Property was written and created solely by either (i) employees of the Company or Subsidiary acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights therein to the Company or a Subsidiary, and no third party will, as of the Closing, own or have any rights to any of the Owned Company Intellectual Property. No Company Personnel owns or has a license to any Company Intellectual Property.

(h) The Company and each Subsidiary has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property and, to the Knowledge of the Company and the Stockholders, there have not occurred any unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. All use and disclosure by the Company of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful. Without limiting the foregoing, the Company and each Subsidiary has a policy requiring all employees, consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form set forth in the Disclosure Schedule. The Company and each Subsidiary has enforced such policy and all current and former employees, consultants and contractors have executed confidentiality and assignment agreements with the Company and each Subsidiary, as applicable.

(i) None of the Company, any Subsidiary, any Company Products or other operation of the Company’s or any Subsidiary’s business has infringed upon, misappropriated, or otherwise violated, or is infringing upon, misappropriating, or otherwise violating, in any respect the Intellectual Property Rights of any third party. To the Knowledge of the Company, each Subsidiary and the Stockholders, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon, misappropriating, or otherwise violating any Company Intellectual Property.

(j) There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, any Subsidiary or the Stockholders, filed or threatened with respect to, and neither the Company nor any Subsidiary has been notified in writing of, any alleged infringement, misappropriation, or other violation by the Company or any Subsidiary or any Company Product or other operation of the Company’s or Subsidiary’s businesses of the Intellectual Property Rights of such third party. To the Knowledge of the Company, each Subsidiary and the Stockholders, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any Subsidiary’s rights with respect to, any of the Company Intellectual Property. There are no outstanding or potential claims against the Company or Subsidiary under any contract or under any applicable Law for employee compensation in respect of any Intellectual Property Rights. Neither the Company nor any Subsidiary has received any opinion of counsel regarding, (i) any potential allegation of infringement or misappropriation, (ii) the application of any Patent to the Company Products, or (iii) the operation of the Company’s or any Subsidiary’s business as presently conducted and as intended to be conducted. Neither the Company nor any Subsidiary is subject to any Order that restricts or impairs the use, transfer or licensing of any Company Intellectual Property.

(k) The execution and delivery of this Agreement and the consummation of the Transactions will not result in (i) the Company or any Subsidiary granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any breach, right of termination or cancellation under any Company Intellectual Property Agreement (in each case, with or without notice or the passage of time), (iii) the imposition of any Lien on any Owned Company Intellectual Property, or (iv) after the Sale, Blackbaud or any of its Subsidiaries being required, under the terms of any agreement to which the Company is a party, to grant any third party any rights or licenses to any of Blackbaud’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights or to pay any royalties or other amounts in excess of those that would have, in any event, been payable by the Company or any Subsidiary had the Transactions not occurred.

(l) There are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products. The Company and each Subsidiary has implemented procedures consistent with standard industry practices to ensure that the Company Products are free from viruses, disabling codes, or other malicious code.

(m) Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has used and currently do not use any Open Source Software in connection with or as a part of any Company Products provided by the Company or any Subsidiary, used to operate the businesses of the Company or its Subsidiaries or as a part of any Company-developed or Company-owned software. The Company and its Subsidiaries have provided to Blackbaud a copy of all terms, conditions, and licenses that govern the Open Source Software required to be disclosed in the Disclosure Schedule, and the Company and its Subsidiaries are in compliance with, and have not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such licenses. To the Knowledge of the Company, any Subsidiary, and the Stockholders, neither the Company nor any Subsidiary has an obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Product to any Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Product to any other Person.

(n) Within the prior twelve (12) months, neither the Company nor any Subsidiary has: (i) experienced any defects in the software or hardware used in its business as it is currently conducted that resulted in an uptime of any Company Product of less than 99.9% of the time in any calendar month; (ii) lost any customer data; or (iii) experienced any security breaches.

(o) None of the Company Source Code for the Company Products or Trade Secrets has been published or disclosed by the Company or any Subsidiary, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the Knowledge of the Company, each Subsidiary or the Stockholders, by any other Person except as authorized by the Company or a Subsidiary under a non-disclosure agreement enforceable by the Company or a Subsidiary. There are no Contracts pursuant to which the Company or a Subsidiary have deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Company Source Code.

(p) The Company’s and each Subsidiary’s collection and dissemination of personal customer information in connection with its business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company or the applicable Subsidiary and any applicable Law. The execution, delivery or performance of this Agreement and the consummation of the Transactions will not result in any violation of any Company Privacy Policy or any Law pertaining to privacy.

(q) Except as set out in the Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Owned Company Intellectual Property. To the Knowledge of the Company, each Subsidiary and the Stockholders, no Company Personnel who was involved in, or who contributed to, the creation or development of any Owned Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Company Personnel was also performing services for the Company or any Subsidiary.

(r) Neither the Company nor any Subsidiary has any commitment to any standards body to license any Owned Company Intellectual Property, to any Person by virtue of that Person being a member of a standards body, or to any Person by virtue of that Person having implemented a standard administered or promulgated by a standards body. The Company Products are not required to be compliant with any standards promulgated or administered by, or with any operating systems offered by, any third party.

(s) If the Company or any Subsidiary has exported the Company Products, or any technical information or other technology within its control, it has done so in all respects as required by applicable export Laws.

(t) The Company has delivered to Blackbaud or Blackbaud’s agents in machine readable form and in both source and object code form (unless maintained by the Company or a Subsidiary in the ordinary course of its business solely in paper document form):

(i) all code, script, content and data needed to build the Company’s and each Subsidiary’s software systems (“Software Systems”);

(ii) all code, script and data related to building and deploying the Software Systems;

(iii) all code, script and data related to testing the Software Systems; and

(iv) any associated supporting documentation on architecture, design internals, build and deployment, and testing that are required for such Software Systems to function or which have been used to develop, test, maintain, or modify such Software Systems. The Company has delivered to Blackbaud or Blackbaud’s agents a duplicate copy of the items described in this subsection.

2.14 Contracts. As of the date hereof, neither the Company nor any Subsidiary is a party to, nor is it bound by:

(a) any employment or consulting Contract with an employee or individual consultant or salesperson, or consulting or sales Contract with a firm or other organization to provide services to the Company;

(b) any fidelity or surety bond or completion bond;

(c) any lease of personal property having a value in excess of $5,000 individually or $15,000 in the aggregate;

(d) any Contract relating to capital expenditures and involving future payments in excess of $5,000 individually or $15,000 in the aggregate;

(e) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of its business;

(f) any Contract relating to Indebtedness;

(g) any purchase order or Contract for the purchase of materials involving in excess of $5,000 individually or $15,000 in the aggregate;

(h) any dealer, distribution, joint marketing or development Contract;

(i) any Contract for use or distribution of the Company Products;

(j) any Contract providing for the Company’s or any Subsidiary’s indemnification of another Person, other than Contracts with such Person’s customers for the sale of Company Products entered into in the ordinary course of business; or

(k) any other Contract that involves (i) $5,000 individually or $15,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, (ii) minimum purchase commitments by the Company or any Subsidiary, (iii) ongoing service or support obligations and that are not cancelable without penalty or refund within thirty (30) days, (iv) the development or delivery of any customer-specified product enhancements or upgrades, or (v) the requirement of the Company or any Subsidiary to deal with any Person on an exclusive basis. Neither the Company nor any Subsidiary has cash or other obligations to any Person under or with respect to a Contract in connection with returns, rebates, co-marketing arrangements, service level agreements, most-favored nations undertakings, price protection mechanisms or warranties.

2.15 No Defaults. The Company and each Subsidiary is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract required to be disclosed under Sections 2.13 or 2.14 hereof, nor is the Company or any Subsidiary aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract required to be disclosed under Sections 2.13 or 2.14 hereof is in full force and effect, and the Company is not in material default thereunder, nor, to the Knowledge of the Company, any Subsidiary or the Stockholders, is any other party to any such Contract in default thereunder. The consummation of the Transactions will neither violate nor result in the breach, modification (including the acceleration of any right or obligation), cancellation, termination or suspension of any Contract required to be disclosed under Sections 2.13 or 2.14 hereof. The transfer, assignment and delegation of all rights and obligations under the Contracts required to be disclosed under Sections 2.13 or 2.14 hereof in connection with the consummation of the Transactions will not require the consent of or notice to any party to such Contracts. Following Closing, Blackbaud, the Company, and each Subsidiary will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Contracts required to be disclosed under Sections 2.13 or 2.14 hereof to the same extent the Company and each Subsidiary would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay had such Transactions not occurred.

2.16 Interested Party Transactions.

(a) No officer, director or holder of more than five percent (5%) of the outstanding shares of Company Capital Stock (nor, to the Knowledge of the Company, any Subsidiary or the Stockholders, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest, an “Interested Person”), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services, products or technology that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to the Company or any Subsidiary, any services, products or technology, or (iii) a beneficial interest in any Contract to which the Company or any Subsidiary is a party, except in the case of clause (iii) in any such Person’s capacity as an officer, director or stockholder of the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16.

(b) All transactions pursuant to which any officer, director or stockholder of the Company or any Subsidiary or any Interested Person has purchased any services, products or technology from, or sold or furnished any services, products or technology to, the Company or any Subsidiary, have been on an arms’ length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party.

(c) To the Knowledge of the Company, any Subsidiary and the Stockholders, there are no Contracts binding the Company or the Subsidiary with regard to contribution or indemnification between or among any of the Stockholders.

2.17 Governmental Authorization. Each Permit (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company or the applicable Subsidiary and is in full force and effect.

2.18 Litigation.

(a) There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, any Subsidiary or the Stockholders, threatened against the Company or any Subsidiary, any of their respective properties (tangible or intangible) or any of their respective officers or directors in their respective capacities as such. There is no investigation, inquiry or other proceeding pending or, to the Knowledge of the Company, any Subsidiary or the Stockholders, threatened against the Company or any Subsidiary, any of their respective properties (tangible or intangible) or any of their respective officers or directors in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has provided the Company or any Subsidiary with written notice challenging or questioning the legal right of the Company or any Subsidiary to conduct its operations as conducted at that time or as presently conducted.

(b) The Stockholders are not a party to any pending litigation which seeks to enjoin or restrict their ability to sell or transfer their Shares hereunder, nor, to the Knowledge of the Stockholders, is any such litigation threatened.

2.19 Accounts Receivable.

(a) The Company has made available to Blackbaud a list of all accounts receivable of the Company and each Subsidiary as of the date of the Financial Statements, together with the respective range of days elapsed since each invoice.

(b) All of the Company’s and each Subsidiary’s accounts receivable are bona fide and arose in the ordinary course of business and are carried at reasonable values, consistently applied, less any reserves for doubtful accounts set forth on the Financial Statements. No Person has any Lien on any of the Company’s or any Subsidiary’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s or any Subsidiary’s accounts receivable.

2.20 Minute Books. The minutes of the proceedings of meetings and written actions of the Company’s board of directors (the “Board of Directors”), each Subsidiary’s board of directors and the stockholders of the Company and each Subsidiary provided to Blackbaud are the only minutes of the Company and each Subsidiary as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the Board of Directors (or committees thereof) of the Company and each Subsidiary and of all meetings and actions by written consent of the stockholders of the Company and each Subsidiary, since the time of incorporation of the Company and of each Subsidiary.

2.21 Environmental, Health and Safety Matters.

(a) The Company and each Subsidiary has at all times complied and, to the Knowledge of the Company, each Subsidiary and the Stockholders, is in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of its facilities and properties and the operation of its business.

(b) To the Knowledge of the Company, each Subsidiary and the Stockholders, neither the Company nor any Subsidiary has received any notice, report or other information regarding any actual or alleged violation of, or Liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c) None of the following exists at any property or facility currently or formerly owned or operated by the Company or any Subsidiary: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(d) Neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Materials, or owned or operated any property or facility, and no such property or facility is contaminated by any Hazardous Materials so as to give rise to any current or future Liability or corrective or remedial obligation under any Environmental Laws.

(e) Neither the Company nor any Subsidiary has assumed, provided an indemnity with respect to, or otherwise become subject to any Liabilities of any other Person under any Environmental Law.

2.22 Fees and Expenses

(a) Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any Liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

(b) The Disclosure Schedule sets forth a good faith estimate of the Third-Party Expenses as of the date of this Agreement.

2.23 Employment Matters.

(a) The Company and its Subsidiaries have provided to Blackbaud a list of all of the Company Personnel which contains complete and accurate details of each Company Personnel’s:

(i) name, job description, whether they are part time, full time or casual and date of commencement of employment;

(ii) entitlement as at the Closing Date to wages, salaries, annual leave and leave loading, long service leave, personal leave, rostered days off and time off in lieu of overtime worked; and

(iii) entitlement at the Closing Date to any other remuneration, compensation or benefits, under any applicable industrial awards, workplace agreement, and other agreement, scheme or arrangement (including any bonus, profit share or employee incentive plan or scheme) whether oral or in writing, applying to the Company Personnel.

(b) Neither the Company nor any Subsidiary is a party to any workplace or enterprise agreement, arrangement or understanding with a union or industrial organisation in respect of any Company Personnel.

(c) The Company has provided to the Blackbaud a copy of all Employee Agreements, other arrangements and understandings with each Company Personnel in relation to their employment and has identified the award and workplace or enterprise agreement that applies to each Company Personnel.

(d) Neither the Company nor any Subsidiary presently provides any remuneration, compensation or benefits to any Company Personnel at a rate or in a manner exceeding the entitlement of that Company Personnel under their respective Employee Agreement(s), any applicable industrial awards, workplace or enterprise agreements or other agreement applying to the Company Personnel.

(e) Neither the Company nor any Subsidiary has made any loans to any Company Personnel which are still outstanding or due for repayment.

(f) Each Company Personnel is employed by the Company or a Subsidiary. No Company Personnel is engaged in any business other than with the Company or a Subsidiary. There are no persons engaged with the Company or any Subsidiary or providing services to the Company or any Subsidiary other than the Company Personnel.

(g) The Company has provided to Blackbaud full and accurate details of all agreements, arrangements or understandings with any person for the provision of consulting or management services to the Company or any Subsidiary. Each person who provides those services is a true contractor and the Company and each Subsidiary is not aware of any grounds on which such person could successfully claim to be an employee.

(h) All casual Company Personnel engaged by the Company or any Subsidiary are true casual employees and are not engaged on a regular and systematic basis.

(i) Neither the Company nor any Subsidiary has any Knowledge of grounds for dismissal of any current Company Personnel, nor is under or likely to be under any obligation to reinstate or reemploy any former Company Personnel.

(j) During the 3 year period immediately before the Closing Date there have not been any claims by any Company Personnel relating to their employment with the Company or any Subsidiary, including any claims for compensation or reinstatement as a consequence of termination of employment. There are no claims of this nature that are pending, threatened or anticipated.

(k) There are no facts or circumstances that are likely to give rise to any dispute involving any Company Personnel, or any employee organisation or union representing any such Company Personnel, and no such dispute is pending, threatened or anticipated.

(l) The Company has complied with its obligations under applicable agreements, statutes (including the Fair Work Act 2009 (Cth)), industrial awards, Company policies and codes of conduct in respect of each Company Personnel.

(m) The Company and each Subsidiary has maintained in accordance with all applicable Laws complete and accurate records in respect of each Company Personnel.

(n) The Company and each Subsidiary: (i) has complied in all material respects with all applicable Laws, collective agreements, works agreements, rules and practices respecting employment, employment practices, terms and conditions of employment and wages and hours including orders and awards relevant to terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, secondment and expiration rules, applicable requirements in respect of staff representation and paid vacations, in each case, with respect to Company Personnel, (ii) has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to Company Personnel.

(o) The Company has not been investigated or prosecuted by the Fair Work Ombudsman (or similar Person), and no investigation or prosecution of this nature is pending, threatened or anticipated.

2.24 Superannuation.

(a) The Disclosure Schedule lists all superannuation schemes or pension arrangements in operation by or in relation to Company Personnel to which the Company contributes. The Company does not operate nor has ever operated a defined benefit superannuation plan or any other plan that would or does entitle any person to a pension, annuity or lump sum payment. Each superannuation fund to which the Company contributes to is a “complying superannuation fund” for the purposes of the Superannuation Industry (Supervision) Act 1993 (Cth). With respect to each Company Personnel: (a) the Company has provided at least the prescribed minimum level of superannuation support for that Company Personnel so as not to incur a Liability for the Superannuation Guarantee Charge and proper provision has been made for contributions payable in the current quarter, for that period up to and including the Closing Date; (b) there are no outstanding or unpaid superannuation contributions on the part of the Company for that Company Personnel however arising (including under statute, award or agreement); (c) they have been properly offered a choice of superannuation fund to receive employer contributions payable, in accordance with the provisions of Part 3A of the Superannuation Guarantee (Administration) Act 1992 (Cth); and (d) there are no outstanding or unpaid benefits currently due to that Company Employees’ dependants or beneficiaries and there are no complaints or outstanding claims for unpaid superannuation contributions or superannuation benefits

(b) Except as set forth in Section 2.24(a), no Company Employee Plan provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance, health or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Law, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Company Personnel (either individually or to Company Personnel as a group) or any other Person that such Company Personnel or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefit, except to the extent required by Law.

2.25 Insurance and Bonds. The Disclosure Schedule lists all insurance policies and bonds (whether denominated as bid, litigation, performance, fidelity, or otherwise) covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of the Company or any of its Affiliates. The Company and each Subsidiary believes that such insurance policies and bonds are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by Persons with businesses, operations, properties and locales similar to those of Company and each Subsidiary. There is no claim by the Company, any Subsidiary or any of its Affiliates pending under any of such policies or bonds. All potentially insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable insurance policy notice provisions. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). All such insurance policies are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect. To the Knowledge of the Company and the Stockholders, there is no threat of termination of, or premium increase with respect to, any of such policies. The bonds, if any, listed in the

Disclosure Schedule satisfy all requirements for such bonds set forth in (A) any Law applicable to the Company, any Subsidiary or their respective businesses and (B) any Contract of the Company or any Subsidiary.

2.26 Compliance with Laws. The Company and each Subsidiary has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to any Laws. Each of the Company Products does and has complied with all applicable Laws of each jurisdiction in which such Company Product is or has been sold directly or indirectly by or on behalf of the Company. The Company has not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of Antitrust Law of any jurisdiction in which the Company or any Subsidiary conducts business and no director of the Company or any Subsidiary is engaged in any activity which would be an offense or infringement under any such Antitrust Law. Neither the Company nor any Subsidiary is affected by any existing or pending decisions, judgments, orders or ruling of any relevant Governmental Entity responsible for enforcing the Antitrust Law of any jurisdiction and neither the Company nor any Subsidiary has given any undertakings or commitments to such bodies which affect the conduct of the Company’s business.

2.27 Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999. Neither the Company nor any Subsidiary (including any of their officers or directors) has taken or failed to take any action which would cause it to be in violation of the Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999 of 1977, as amended, or any rules or regulations thereunder. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any Subsidiary or the Stockholders, any third party acting on behalf of the Company or any Subsidiary, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any Subsidiary or any third party in obtaining or retaining business for or with, or directing business to, Company or any Subsidiary. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity.

2.28 Warranties; Indemnities. Except for warranties implied by Law or set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any Subsidiary. The Disclosure Schedule sets forth, all pending claims for product liability, warranty, material back charge, material additional work, or other claims by any third party arising from the manufacture, sale or delivery of Company Products. All Company Products have been in conformity with all contractual commitments and all express and implied warranties, and neither the Company nor any Subsidiary has Liability in connection therewith in excess of any warranty reserve reflected on the balance sheet included in the Interim Financial Statements.

2.29 Stockholder Loans. Neither the Company nor any Subsidiary has loaned any money to any Company Personnel, any Subsidiary or the Stockholders, and none of such Persons is indebted to the Company or any Subsidiary for any amount.

2.30 Suppliers and Customers.

(a) No material licensor, vendor, supplier or licensee of the Company or any Subsidiary (in each case, based on receivables or payables, as applicable, for the most recently completed fiscal year of the Company or the applicable Subsidiary) has cancelled or otherwise modified its relationship with the Company or any Subsidiary in a manner adverse to the Company or any Subsidiary, and (i) no such Person has communicated (orally or in writing) to the officers, directors or other senior managers of the Company or any Subsidiary any intention to do so, and (ii) to the Knowledge of the Company, any Subsidiary and the Stockholders, the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

(b) No customer or group of customers which represented, collectively, at least five percent (5%) of the revenues of the Company or any Subsidiary (based on receivables for the most recently completed fiscal year of the Company or the applicable Subsidiary) has cancelled or otherwise modified its relationship with the Company or any Subsidiary in a manner adverse to the Company or any Subsidiary, and (i) no such Person has communicated (orally or in writing) to the officers, directors or other senior managers of the Company or any Subsidiary any intention to do so, and (ii) to the Knowledge of the Company, any Subsidiary and the Stockholders, the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

2.31 Privacy. The Company has delivered to Blackbaud correct and complete copies of all written policies maintained by the Company and each Subsidiary since their dates of formation with respect to privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company and each Subsidiary have obtained personal data (“Company Privacy Policies”). The Company and each Subsidiary have complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any applicable Laws, Contracts, Company Privacy Policies or any other commitments, obligations or representations concerning privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company or any Subsidiary has obtained personal data (“Company Privacy Obligations”). The Company and each Subsidiary has full right and authority to transfer to Blackbaud all personal data in the possession of the Company and each Subsidiary. To the Knowledge of the Company, any Subsidiary and the Stockholders, no Company Privacy Obligations will impose any restrictions upon Blackbaud’s ability to use, possess, disclose or transfer such personal data in the manner the Company or any Subsidiary has used, possessed, disclosed or transferred such or similar personal data prior to Closing. Neither the Company nor any Subsidiary has notice of any claims or alleged claims that the Company or any Subsidiary has violated Company Privacy Obligations and no Governmental Entity is investigating to determine whether the Company or any Subsidiary has violated any Company Privacy Obligations. Except as set forth in the Disclosure Schedule, the consummation of the Transactions will not violate any Company Privacy Obligation, nor require the Company or any Subsidiary to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy. Any Company or Subsidiary electronic mail distribution lists have been reviewed and scrubbed prior to the date hereof to remove email addresses associated with individuals who have opted out of receiving commercial electronic mail messages.

2.32 Compliance with the Immigration Reform and Control Act. The Company and each Subsidiary is in compliance with and has not violated the terms and provisions of applicable Laws relating to immigration, and all related regulations promulgated thereunder (collectively, the “Immigration Laws”). Neither the Company nor any Subsidiary has been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws. With respect to any current or former employee of the Company or any Subsidiary for whom compliance with the Immigration Laws is required, the Company will deliver to Blackbaud, promptly after the date of this Agreement, such employee’s eligibility verification forms and all other records, documents or other papers which are retained by the Company or any Subsidiary pursuant to the Immigration Laws.

2.33 Delivery of Documents. The Company has electronically delivered to Blackbaud copies of all documents disclosed on the Disclosure Schedule and such copies are true and complete copies of the respective documents. Without limiting or expanding the foregoing, “true and complete copies of the respective documents” includes all written or oral communications or other acts that modify or supplement the obligations set forth in the documents delivered or required to be delivered to Blackbaud.

2.34 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company, any Subsidiary or anyone acting on behalf thereof pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BLACKBAUD

As of the date hereof Blackbaud hereby represents and warrants to the Company and the Stockholders:

3.1 Organization and Standing. Blackbaud is a proprietary company duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of Australia. Blackbaud has the corporate power to own and operate its assets and to carry on its business as currently being conducted. Blackbaud is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except in those jurisdictions where the failure to be so qualified would not have a Blackbaud Material Adverse Effect.

3.2 Authority. Blackbaud has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Blackbaud, and no further action is required on the part of Blackbaud to authorize this Agreement and the Transactions. This Agreement has been duly executed and delivered by Blackbaud and constitutes the valid and binding obligations of Blackbaud, enforceable against Blackbaud in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery of this Agreement by Blackbaud does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation and bylaws of Blackbaud or (ii) any Law applicable to Blackbaud or its respective properties or assets (whether tangible or intangible), except in each case where such Conflict will not have a Blackbaud Material Adverse Effect or will not have an effect on the legality, validity or enforceability of this Agreement.

3.4 Consents . No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Blackbaud in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Blackbaud Material Adverse Effect.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Confidentiality. Each Stockholder will treat and hold confidential as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, not trade any Blackbaud securities while in possession of material Confidential Information, and deliver promptly to Blackbaud or destroy, at the request and option of Blackbaud, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession. In the event that any Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify Blackbaud promptly of the request or requirement so that Blackbaud may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, a Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use his or its commercially reasonable efforts to obtain, at the reasonable request of Blackbaud and at its expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Blackbaud shall designate.

4.2 Publicity. No public release or announcement concerning the Transactions shall be issued by the Company, any Subsidiary, the Stockholders or their Affiliates without the prior written consent of Blackbaud.

4.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in this Article IV, if any objection is asserted or any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Law or Order, each party shall cooperate in all respects with each other and use its respective commercially reasonable efforts to resolve any such objections or challenge and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Law or Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions.

4.4 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall, without further compensation, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

4.5 Breach. If at any time before or at Closing the Company, any Subsidiary or any Stockholder becomes aware that any representation or warranty of the Company, any Subsidiary or the Stockholders contained in this Agreement have been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately: (A) notify Blackbaud in sufficient detail to enable Blackbaud to make an accurate assessment of the situation; and (B) if requested by Blackbaud, use its best endeavors to prevent or remedy the notified occurrence.

4.6 Expenses. Except as otherwise provided in this Agreement, each of the Stockholders, the Company, each Subsidiary and Blackbaud shall bear its own expenses (except the Stockholder shall bear the expenses of the Company) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

4.7 [INTENTIONALLY OMITTED].

4.8 Resignation of Officers and Directors. The Company and each Subsidiary shall obtain the resignations of all officers and directors of the Company and each Subsidiary effective as of the Closing.

4.9 Spreadsheet. The Company shall prepare, and deliver to Blackbaud at least two (2) Business Days prior to the Closing, a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Blackbaud, which Spreadsheet shall be certified by the Chief Executive Officer of the Company as complete, correct and in accordance with the Company Constitution and Subsidiary Charter Documents as of the Closing and which shall separately list, as of the Closing, (i) all Closing Debt, itemized and detailed to Blackbaud’s reasonable satisfaction, together with all necessary wire transfer information for each Person to whom the Closing Debt is owed, (ii) all Stockholders and their respective addresses, the number of shares of Company Capital Stock held by such Persons, the amount of cash payable to each holder pursuant to Section 1.3(a) hereof and the amount of cash to be retained by Blackbaud on behalf of each holder pursuant to Section 1.3(b) hereof, and (iii) and such other information relevant thereto or which Blackbaud may reasonably request.

4.10 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals, under any of the Contracts to which it is a party deemed appropriate or necessary by Blackbaud in connection with the Transactions, including all consents, waivers and approvals set forth in Schedule 5.2(e), so as to preserve all rights of, and benefits to, the Company thereunder from and after the Closing.

4.11 Tax Matters.

(a) Tax Returns for Periods Ending on or Before the Closing Date. The Company and the Stockholder Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date (“Pre-Closing Tax Periods”), which Tax Returns will be prepared consistent with past practice of the Company except as otherwise required by applicable Law. In the case of any Tax Returns for Pre-Closing Tax Periods, the Company and the Stockholder Representative shall provide such Tax Returns to Blackbaud for its review and consent no later than sixty (60) days after the Closing Date. The Stockholders shall be responsible for and shall indemnify Blackbaud from and against any Tax with respect to the Company that is attributable to (i) any Pre-Closing Tax Periods (to the extent not deducted as part of the Working Capital calculation set forth in Section 1.4), and (ii) any costs and expenses of preparing and filing Tax Returns for such Pre-Closing Tax Periods thereafter, whether incurred by the Company, any Subsidiary, Blackbaud or any Affiliates thereof.

(b) Tax Returns for Periods Beginning Before and Ending After the Closing Date. Blackbaud shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns of the Company and each Subsidiary for a Tax period that begins on or before the Closing Date and ends after the Closing Date (each a “Straddle Tax Period”), which Tax Returns will be prepared consistent with the past practices of the Company and each Subsidiary except as otherwise required by applicable Law. The Stockholders shall be responsible for and shall indemnify Blackbaud from and against any Tax with respect to the Company and each Subsidiary that is attributable to that portion of a Straddle Tax Period that ends on the Closing Date. Blackbaud shall provide such Tax Returns to the Stockholder Representative for its review and consent at least sixty (60) days prior to their filing due date and, to the extent any Tax shown as due on any such Tax Return could reasonably be expected to be payable by the Stockholders, Blackbaud shall make such revisions to such Tax Returns as are reasonably requested by Stockholder Representative. The Stockholder Representative (on behalf of the Stockholders) shall pay the amount of the Taxes with respect to such Tax Returns for the period ending on or before the Closing Date within five (5) days following any demand by Blackbaud for such payment. For purposes of this Section 4.11(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be determined and apportioned using an interim closing of the books as of the close of business on the Closing Date.

(c) Cooperation on Tax Matters. Blackbaud, the Company, each Subsidiary and the Stockholder Representative shall cooperate fully in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for any earlier taxable period of the Company or any Subsidiary. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent reasonably available to such party. Blackbaud agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company and each Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity and (ii) to give the Stockholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholder Representative so requests, to allow the Stockholder Representative to take possession of such books and records. Unless required by applicable Law, Blackbaud will not, and Blackbaud will ensure that the Company does not, after Closing, submit any Tax Return concerning the Company or enter into any correspondence with any Taxation Authority relating to a Pre-Closing Tax Period or a Straddle Tax Period in relation to the Company which would lead to increased Tax Liability on the part of a Stockholder.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Stockholders in connection with the consummation of the Transactions will be paid by the Stockholders when due, and each Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or its Subsidiaries or relating to the their business or their assets shall be terminated as of the Closing Date. After such date neither the Company nor its Subsidiaries or any of their respective Affiliates or any of their respective representatives shall have any further rights or liabilities thereunder.

4.12 [INTENTIONALLY OMITTED ]

4.13 Successor Stockholder Trustees. Each Trustee Stockholder must cause any successor of the Trustee Stockholder and any person who becomes a trustee of the relevant Trust jointly with the Trustee Stockholder to execute all documents required by Blackbaud to ensure that this Agreement is binding on them.

4.14 Open Source Licenses and Remediation. The Company shall deliver to Blackbaud all conditions, terms and licenses that govern the Open Source Software required to be disclosed in the Disclosure Schedules. The Company will remediate any Open Source Software reasonably requested and in good faith by Blackbaud within six (6) months of Closing, including those specifically noted in the Disclosure Schedule or any non-compliant commercial software issues identified by Blackbaud in its good faith, reasonable discretion, the Company or any Subsidiary within the first six (6) months after Closing (“Software Remediation”). Any Software Remediation that occurs post-Closing shall be billed to the Company at Blackbaud’s then-current time and material rates (collectively “Software Remediation Claimed Amount”) (in which case Blackbaud shall reduce the Escrow Amount by an amount equal to the Software Remediation Claimed Amount), which shall not exceed $50,000.

4.15 Certain Covenants.

(a) Limited Activities. During the Restraint Period, no Stockholder will, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other Person, directly or indirectly:

(i) solicit or conspire with, or attempt to solicit or conspire with, any employee, manager, director or advisor of Blackbaud or its Affiliates to terminate that Person’s engagement or relationship with Blackbaud or its Affiliates;

(ii) solicit or attempt to solicit, any of the Customers or Suppliers of Blackbaud or its Affiliates (as defined below) with whom such Stockholder has had material contact during the one year prior to the Closing Date to terminate their business relationship with Blackbaud or its Affiliates (as used herein, “Customers” and “Suppliers” shall be defined as any Person that has been an active customer or supplier of the Company or a targeted prospective customer or supplier of the Company or its Affiliates during the one year prior to the Closing Date);

(iii) divert or attempt to divert any or all of such Customers’ or Suppliers’ business from Blackbaud or its Affiliates in violation of any unfair competition Laws or other Applicable Laws; or

(iv) be engaged as an executive officer, limited liability entity manager or director or in any other managerial or sales capacity or as an owner, co-owner, or other investor of or in, or lender to, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in any Restricted Business anywhere in the Restricted Area, with the parties acknowledging that Blackbaud and its Affiliates are actively engaged in such business throughout and beyond all parts of the Restricted Area; provided, however, the foregoing prohibition on ownership shall not apply to ownership of investments in: (A) a Person that is a large organization whose business is highly diversified if the Restricted Business are not a primary part of its business; or (B) any Person that is listed on a recognised stock exchange so long as such Stockholder, together with such Stockholder’s Affiliates, collectively own less than 3% of the total outstanding equity interests of such Person.

(b) Severability; Reformation. The covenants in this Section 4.15 are severable and separate, and the unenforceability of any specific covenant in this Section 4.15 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 4.15. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 4.15 are unreasonable as applied to a Stockholder, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

(c) Independent Covenant. All of the covenants in this Section 4.15 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a Stockholder against Blackbaud or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Blackbaud or its Affiliate of any covenant in this Section 4.15. It is specifically agreed that the Restraint Period shall be computed as to any Stockholder by excluding from that computation any time during which such Stockholder is in violation of any provision of Section 4.15.

(d) Materiality. Blackbaud and each Stockholder hereby agree that this Section 4.15 is a material and substantial part of this Agreement, and absent each Stockholder entering this the restrictions of this Section 4.15, Blackbaud would not have entered into this Agreement and consummated the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO THE SALE

5.1 Conditions to the Obligations of Each Party to Effect the Sale. The respective obligations of the Company, Blackbaud and the Stockholders to effect the Sale shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, judgment or other order (whether temporary, preliminary or permanent) (each, an “Order”) which is in effect and which has the effect of making the Sale illegal or otherwise prohibiting the consummation of the Sale.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing the consummation of the Sale, (ii) prohibiting Blackbaud’s ownership or operation of any portion of the business of the Company or any Subsidiary, or (iii) compelling Blackbaud or the Company or any Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Blackbaud, the Company or any of their respective Subsidiaries or Affiliates as a result of the Sale, shall be in effect, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be threatened or pending.

5.2 Additional Conditions to the Obligations of Blackbaud. The obligation of Blackbaud to effect the Sale also shall be subject to the satisfaction at Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Blackbaud:

(a) Representations, Warranties and Covenants. (i) Each representation and warranty of the Company and each Subsidiary and the Stockholders contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date) , and (ii) the Company, each Subsidiary and the Stockholders shall have performed and complied in all respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company and each Subsidiary and the Stockholders prior to or as of the Closing.

(b) Governmental Approval. The Company and each Subsidiary shall have obtained all Governmental Entity approvals required to legally consummate the Sale and those required so that the consummation of those Transactions will not trigger any Conflict with any of the items set forth in Section 2.5 hereof.

(c) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Blackbaud, the Company, each Subsidiary or the Stockholders, their respective properties or any of their respective officers or directors, arising out of, or in any way connected with, the Sale or the other transactions contemplated by the terms of this Agreement.

(d) Share Transfers. Blackbaud shall have received transfers (executed by the Stockholders and in registerable form) of the Shares in favor of Blackbaud.

(e) Mandatory Third Party Consents. The Company and each Subsidiary where applicable shall have obtained, and provided copies to Blackbaud of, all necessary consents, waivers and approvals, and timely provided all notifications, with respect to the Transactions under those Contracts listed on Schedule 5.2(e).

(f) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect.

(g) [INTENTIONALLY OMITTED].

(h) Certificate of Secretary of Company. Blackbaud shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms of the Company Constitution and Subsidiary Charter Documents and (ii) the incumbency of the executive officers of the Company.

(i) Certificate of Incorporation. Blackbaud shall have received a certified copy of the Certificate of the Registration of a Company issued by ASIC in respect of the Company, dated within five (5) days prior to the Closing Date.

(j) Spreadsheet and Records. Blackbaud shall have received the Spreadsheet at least three (3) Business Days prior to the Closing Date, which shall have been certified as true and correct by the Chief Executive Officer of the Company.

(k) [INTENTIONALLY OMITTED].

(l) New Employment Arrangements. One hundred percent (100%) of the employees of the Company and each Subsidiary listed on Schedule 5.2(l) (the “Founder Employees”) shall have entered into, and not revoked, employment arrangements with Blackbaud in form and substance mutually agreeable to Blackbaud and the applicable Founder Employee.

(m) Resignation of Officers and Directors. Blackbaud shall have received a written and signed resignation from each of the officers, directors and public officers of the Company and each Subsidiary effective as of Closing, which includes an acknowledgement in such form as Blackbaud may require from each of the officers, directors and public officers that he or she has no claim of any nature against the Company for salary, fees, compensation for loss of office or otherwise.

(n) Appoint New Directors and Authorize Transfer of Shares. Company or the UK Subsidiary, as applicable, shall have procured a meeting of the directors of the Company at which the directors resolved to with effect upon Closing occurring:

(i) (A) appoint Marc Chardon, Brad Holman, and John O’Donnell as directors of the Company and appoint Brad Holman as public officer of the Company; (B) accept the resignations of the existing directors (and, if applicable, the company secretary and public officer); and (C) approves the transfer of the Shares to Blackbaud; and (D) if required by and as specified by Blackbaud, authorize changes to the bank signatories of the Company and the registered address of the Company; and

(ii) (A) appoint Marc Chardon and Brad Holman as directors of the UK Subsidiary (and, if applicable, company secretary); (B) accept the resignations of the existing directors (and, if applicable, the company secretary); and (C) if required by and as specified by Blackbaud, authorize changes to the bank signatories of the UK Subsidiary, the registered address and of the UK Subsidiary and the public officer of the UK Subsidiary.

(o) Settlement of Claims and Liabilities. The Company and each Subsidiary shall have fully settled and paid (i) any claims by any vendors or suppliers to the Company and any Subsidiary that have been asserted against the Company or any Subsidiary in writing, or that otherwise exist or would reasonably be expected to come into existence, to the Knowledge of the Company, each Subsidiary and the Stockholders, and (ii) any claims by, or obligations relating to, current or prior directors or employees of the Company or any Subsidiary that have been asserted against the Company or any Subsidiary in writing, or that otherwise exist or would reasonably be expected to come into existence, to the Knowledge of the Company, each Subsidiary and the Stockholders, and (iii) all salary, bonuses and other payroll amounts for all periods up to, and including, the Closing Date, and (iv) all liabilities existing to the Knowledge of the Company, each Subsidiary and the Stockholders immediately prior to the Closing.

(p) Payoff Letters. The Company shall have provided Blackbaud Payoff Letters from each party that is owed Closing Debt in a form reasonably satisfactory to Blackbaud, together with all necessary wire transfer information for each Person to whom the Closing Debt is owed.

(q) [INTENTIONALLY OMITTED].

(r) [INTENTIONALLY OMITTED].

(s) Copies of Legal and Corporate Documents. The Stockholders shall have left in premises occupied by the Company or the Subsidiary (as applicable) or the registered office of the Company or the Subsidiary (as applicable) all seals, minute books, statutory books and registers, certificates of incorporation, books of account, trading, Tax and financial records, copies of taxation returns, constitutions, customer lists, price lists, correspondence, documents of title, equipment warranty documents, files, reports, plans and other documents and papers of the Company and each Subsidiary (whether in hard copy or electronic form).

(t) Permits and Licenses. Blackbaud shall have received copies of all current permits, licenses and other documents issued to the Company and each Subsidiary under any Law.

(u) Keys and Codes. The Stockholders shall have left in premises occupied by the Company or the Subsidiary (as applicable) or the registered office of the Company or the Subsidiary (as applicable) all keys and codes of whatever nature required to enter or gain access to any property of the Company and each Subsidiary, including all keys and combinations required to unlock cupboards, safes, safe deposit boxes, storage rooms, filing cabinets and desk drawers, all keys and codes necessary to gain access to computers and to programs and data stored on computers, and all keys and codes necessary for the Company and each Subsidiary to lodge or file documents with any Governmental Entity, including ASIC corporate key details.

(v) Other documents. Blackbaud shall have received any other instrument necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this Agreement and to place Blackbaud in effective control of the Company and each Subsidiary.

(w) Open Source Software. Blackbaud shall have received all conditions, terms and licenses that govern the Open Source Software required to be disclosed in the Disclosure Schedule.

5.3 Additional Conditions to the Obligations of the Stockholders. The obligation of the Stockholders to effect the Sale also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Stockholder Representative:

(a) Representations and Warranties. Each representation and warranty of Blackbaud contained in this Agreement shall be true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date).

(b) [INTENTIONALLY OMITTED].

5.4 Termination if Completion Conditions Are Not Met. If all of the conditions in Sections 5.1, 5.2 and 5.3 have not been fully satisfied or waived by October 31, 2011:

(a) this Agreement and the Letter of Intent between the parties are both at an end as to its future operation except:

(i) as noted in Section 5.4(b); and

(ii) for the enforcement of any right or claim which arises on or has arisen before this document is terminated or comes to an end;

(b) the parties will have no further rights or obligations under this Agreement, except in respect of any breach of this Agreement occurring before the date of termination or otherwise in respect of clauses which survive termination, including (without limitation) obligations and rights in respect of confidentiality; and

(c) all money received by or on behalf of a party must be refunded in full.

5.5 Conditions Subsequent.

(a) The Stockholders must satisfy the following conditions within ten (10) Business Days of Closing (the “Sunset Date”):

(i) Legal and Corporate Documents Filed. All returns, particulars, resolutions and other documents which the Company or any Subsidiary is required by Law to file with or deliver to any Governmental Entity in any jurisdiction (including, ASIC) (“Corporate Documents”) have been correctly made up and filed or, as the case may be, delivered.

(ii) Release of Indebtedness; Termination of Liens. The Company shall have provided Blackbaud an appropriate receipt and written release evidencing the termination of all Indebtedness set forth in the Disclosure Schedule. The Stockholders shall have provided Blackbaud with written releases, together with all necessary original signed ASIC Forms 312 for filling at ASIC, in respect of all mortgages, security interests, collateral assignments and other Liens affecting any of the properties or assets of the Company.

ARTICLE VI

INDEMNIFICATION AND ESCROW

6.1 Duration of Representations and Warranties.

(a) By the Company. The representations and warranties of the Company contained in this Agreement, or in any certificate or instrument delivered pursuant to this Agreement, will remain in full force and be binding notwithstanding Closing until fifteen (15) months following the Closing Date (the expiration of such fifteen (15) month period, the “Survival Date”); provided, however, that the representations and warranties of the Company in Section 2.2 (Company Capital Structure; Stockholder Title to Shares), Section 2.4 (Authority), Section 2.13 (Intellectual Property), Section 2.21 (Environmental, Health and Safety Matters) and the Spreadsheet (each an “Indefinite Representation”) will remain in full force and be binding notwithstanding Closing until eight (8) years following the Closing Date , and the representations and warranties of the Company contained in Section 2.10 (Tax Matters) and Section 2.12 (Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment) (each of such representations and warranties, a “Special Representation”) will remain in full force and be binding notwithstanding Closing until eight (8) years following the Closing Date . If an indemnification claim is asserted in writing pursuant to Section 6.3 prior to the expiration (as provided in this Section 6.1(a)) of the representation or warranty that is the basis for such claim, then such representation or warranty shall remain in full force and be binding beyond the Survival Date until the resolution of such claim or until eight (8) years following the Closing Date (whichever is the sooner).

(b) By Blackbaud. The representations and warranties of Blackbaud contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

6.2 Indemnification by the Stockholders.

(a) Incurred Losses. Subject to the terms and conditions of this Article VI, from and after the Closing, the Stockholders shall jointly and severally indemnify Blackbaud, its Affiliates

(including, after the Closing, the Company), and each of their respective employees, officers, directors and agents (any, an “Indemnified Party” and collectively, the “Indemnified Parties”), for any claims, losses, liabilities, damages, deficiencies, costs (including the Software Remediation Claimed Amount) and expenses, including reasonable attorneys’ fees and expenses of investigation, defense and settlement (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained (as paid, incurred, accrued or sustained) by such Indemnified Parties, or any of them (including, after the Closing, the Company), directly or indirectly, as a result of:

(i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement;

(ii) any failure by the Company, any Subsidiary or any Stockholder to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement;

(iii) any Tax imposed on or relating to the Company or any Subsidiary with respect to any Pre-Closing Tax Period or any portion of a Straddle Tax Period that ends on the Closing Date;

(iv) preparing and filing any Tax Return for any Pre-Closing Tax Period;

(v) any claim in respect of any asset of the Company or any Subsidiary made by any predecessor entity to the Company or any Subsidiary or any current or former creditor thereto or stockholder thereof;

(vi) any claim made by any Person that such Person is or was entitled (by contract or otherwise) to receive any amount or property in such Person’s capacity (or asserted capacity) as a holder of equity interests in the Company or any Subsidiary or similar synthetic or contractual interests in excess of the consideration set forth in this Agreement by virtue of or as a result of the Sale, other than any claim described in clause (iii) above;

(vii) any Closing Debt incurred by the Company or any Subsidiary and not paid by it or deducted from the Initial Purchase Price in calculating the Final Purchase Price as contemplated by Section 1.3(a) above; and

(viii) the Software Remediation Claimed Amount.

(b) Thresholds. No Indemnified Party may recover any Losses in respect of Section 6.2(a)(i) unless and until one or more Officer’s Certificates identifying individual Losses in an aggregate amount of at least $20,000 (the “Aggregate Threshold Amount”) has or have been delivered to the Stockholder Representative by one or more Indemnified Parties, in which case such Indemnified Party shall be entitled to recover all Losses so identified (including those accounted for in the Aggregate Threshold Amount, as applicable). Notwithstanding the foregoing, Blackbaud shall be entitled to recover for, and the Aggregate Threshold Amount, shall not apply as a threshold to, any and all claims or payments made with respect to (1) fraud or knowing or willful breach or inaccuracy of a representation or warranty or breach of a covenant contained herein or (2) any breach or inaccuracy of an Indefinite Representation or Special Representation.

(c) Materiality; No Right of Contribution. For the purpose of quantifying an Indemnified Party’s Losses under this Article VI only, any representation or warranty given or made by the Company and the Stockholders that is qualified in scope as to materiality (including the Company Material Adverse Effect) or as to Knowledge shall be deemed to be made or given without such qualification. There shall be no right of contribution from the Company with respect to any Loss claimed by an Indemnified Party.

(d) Knowledge of Blackbaud. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Blackbaud shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by the Company or the Stockholders made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Blackbaud other than as specifically disclosed on the Disclosure Schedule or the other Schedules to this Agreement.

(e) Treatment of Indemnification Payments. All indemnification payments under this Agreement shall be treated as an adjustment to the Final Purchase Price.

(f) Maximum liability. The maximum aggregate liability of the Stockholders for all claims for breach of the warranties in Article II or otherwise in relation to this Agreement by Blackbaud is the Purchase Price.

(g) Limitation on Indemnity and Claims For Breach of Warranty. Blackbaud agrees with the Stockholders that Blackbaud’s right to claim for breach of the Warranties and Blackbaud’s rights under any indemnity in this Article VI is limited as follows:

(i) the only representations and warranties on which Blackbaud has relied in entering into this document are the Warranties;

(ii) to the extent permitted by law, all other representations and warranties, other than the Warranties (whether express or implied, oral or in writing), made or given by the Stockholders, the Company or their respective agents are expressly excluded, have no force and effect and have not been relied upon by Blackbaud; or

(iii) despite any other provision in this Agreement, the Stockholders have no liability to Blackbaud: (A) to the extent that a claimed Loss is reflected as a liability on the Interim Financial Statements; and (B) to the extent Blackbaud has received insurance proceeds in respect of a claimed Loss.

6.3 Claims for Indemnification.

(a) Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI (other than a third-party claim covered by Section 6.3(b) below) shall deliver to the Stockholder Representative a certificate (an “Officer’s Certificate”) signed by any officer of Blackbaud (or another Indemnified Party) (A) stating that Blackbaud (or such other Indemnified Party) has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses (the aggregate amount of such Losses being referred to as the “Claimed Amount”), (B) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Losses included in the amount so stated and the nature of basis for indemnification to which such item is related, and (C) demanding payment of the Claimed Amount. Within fifteen (15) days after delivery of such Officer’s Certificate, the Stockholder Representative shall deliver to the Indemnified Party a written response in which the Stockholder Representative shall: (I) agree that the

Indemnified Party is entitled to receive all of the Claimed Amount (in which case Blackbaud shall reduce the Escrow Amount by an amount equal to the Claimed Amount), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case Blackbaud shall reduce the Escrow Amount by the Agreed Amount), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Stockholder Representative in such response contests the payment of all or part of the Claimed Amount, then the Stockholder Representative and the Indemnified Party shall use good faith efforts to resolve such dispute in accordance with Section 6.3(c) below. Failure of the Stockholder Representative to timely respond in writing in accordance with the second sentence of this Section 6.3(a) shall be treated as agreement that the Indemnified Party is entitled to all of the Claimed Amount.

(b) Procedure for Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. In the event an Indemnified Party becomes aware of a third party claim which such Indemnified Party reasonably believes may result in a Loss, such Indemnified Party shall promptly notify the Stockholder Representative of such claim by delivery of an Officer’s Certificate to the Stockholder Representative. Delay or failure in so notifying the Stockholder Representative shall relieve the Stockholder Representative of its obligations under this Article VI only to the extent, if at all, that the Stockholder is actually prejudiced by reason of such delay or failure. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Within thirty (30) days after delivery of such Officer’s Certificate, the Stockholder Representative may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim if (1) the Stockholder Representative provides written notice to such Indemnified Party that the Stockholder Representative intends to undertake such defense and that the Stockholders will indemnify the Indemnified Parties against all Losses resulting from or relating to such third-party claim; (2) the Stockholder Representative provides such Indemnified Party with evidence reasonably acceptable to such Indemnified Party that the Stockholders will have the financial resources to defend against the third-party claimant and fulfill their indemnification obligations hereunder; (3) the third-party claim involves only monetary damages that will be fully covered by the Escrow Amount (taking into account all other pending claims against the Escrow Amount) and does not seek an injunction or other equitable relief; (4) settlement of or an adverse judgment with respect to the third-party claim is not, in the good faith judgment of Blackbaud, likely to establish a precedent adverse to the continuing business of Blackbaud, and (5) the defense of the third-party claim is conducted actively and diligently by legal counsel reasonably acceptable to such Indemnified Party. If the Stockholder Representative undertakes such defense, Blackbaud will, and will cause the Company to provide the Stockholder Representative with all relevant records, except as may be prohibited by Law or an obligation of confidentiality or is otherwise privileged. If the Stockholder Representative does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, however, that if the Stockholder Representative assumes control of such defense and the Indemnified Party reasonably concludes, based on advice of counsel, that the Stockholder Representative and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the Stockholder Representative be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. The party controlling such defense shall keep the other party reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Stockholder Representative, not to be unreasonably withheld, delayed or conditioned. The Stockholder Representative shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of all potential Indemnified Parties from all Liability with respect thereto or that imposes any Liability on any potential Indemnified Party without the prior written consent of such Indemnified Party.

(c) Resolution of Conflicts. In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate, the Stockholder Representative and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within forty-five (45) days following the delivery by the Stockholder Representative of its response to such Officer’s Certificate. If the Stockholder Representative and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Blackbaud shall be entitled to rely on any such memorandum and make deliveries from the Escrow Amount in accordance with the terms thereof.

6.4 Escrow. As of the Closing, Blackbaud shall hold the Escrow Amount for the purpose of securing the indemnification obligations set forth in Article VI of this Agreement and, at Blackbaud’s option, the Working Capital Deficiency set forth in Section 1.4(a) of this Agreement. The Escrow Amount shall be held in an account with JPMorgan Chase Bank, N.A. (acting through its Sydney branch) opened jointly in the name of Blackbaud Pacific Pty Ltd ACN 095 925 170 and Nathan Betteridge (as Stockholder Representative), with the interest accruing in favor of the Stockholders but subject to recovery by Blackbaud under this Article VI. Within five (5) Business Days of the expiration of the Survival Date, Blackbaud shall pay to the Stockholders the Escrow Amount (including any accrued interest thereon and without regard to any income Taxes payable by Blackbaud on such interest) not previously released to Blackbaud and retain any Escrow Amount subject to unsatisfied claims specified in any Officer’s Certificate delivered to the Stockholder Representative prior to the expiration of the Survival Date. Within five (5) Business Days after all such claims have been resolved, Blackbaud shall deliver to the Stockholders the remaining balance of the Escrow Amount (including any accrued interest thereon and without regard to any income Taxes payable by Blackbaud on such interest). Deliveries of the Escrow Amount to the Stockholders pursuant to this Section 6.4 shall be made in proportion to their respective original contributions to the Escrow Amount.

6.5 Stockholder Representative.

(a) The Stockholders, by the approval and adoption of this Agreement, confirm the authorization of the Stockholder Representative (i) to take all action necessary to negotiate, document and close the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify Blackbaud or any other Indemnified Party pursuant to Article VI hereof, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the holders of the Company Capital Stock by the terms of this Agreement.

(b) All decisions and actions by the Stockholder Representative, including any agreement between the Stockholder Representative and Blackbaud relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify Blackbaud pursuant to Article VI hereof, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholder Representative shall not have any Liability to any of the parties hereto or to the Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholder Representative and hold him harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Stockholder Representative. If not paid directly to the Stockholder Representative by the Stockholders, such losses, liabilities or expenses may be recovered by the Stockholder Representative from the Escrow Amount held by Blackbaud that is otherwise distributable to Stockholders (and not retained or to be retained by Blackbaud or subject to a pending indemnification claim of Blackbaud) pursuant to the terms hereof.

(d) The Stockholder Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VI.

(e) By his, her or its approval of the Sale and this Agreement, each Stockholder agrees, in addition to the foregoing, that:

(i) Blackbaud and any other Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to (i) the settlement of any claims for indemnification by Blackbaud or such Indemnified Party pursuant to Article VI hereof, or (ii) any other actions required or permitted to be taken by the Stockholder Representative hereunder, and no party hereunder shall have any cause of action against Blackbaud or such Indemnified Party for any action taken by Blackbaud or such Indemnified Party in reliance upon the instructions or decisions of the Stockholder Representative;

(ii) all actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholder Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement, except for fraud or willful misconduct by the Stockholder Representative in connection with the matters described in this Section 6.5;

(iii) the provisions of this Section 6.5 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the Transactions;

(iv) remedies available at law for any breach of the provisions of this Section 6.5 are inadequate; therefore, Blackbaud shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Blackbaud brings an action to enforce the provisions of this Section 6.5.

(f) The individual serving as the Stockholder Representative may resign (upon no less than thirty (30) days prior notice to Blackbaud and each holder of record of Company Capital Stock that was outstanding as of the Closing Date). In the event of the death or permanent disability of the then Stockholder Representative, or if the then-acting Stockholder Representative shall give notice of intent to resign, the holders of a majority in interest of Company Capital Stock outstanding as of the Closing Date shall, by written notice to Blackbaud, appoint a successor Stockholder Representative as soon as practicable, and in no event later than thirty (30) days following such death, permanent disability or notice of intent to resign. In addition, the individual serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Company Capital Stock outstanding as of the Closing Date upon not less than ten (10) days prior written notice to Blackbaud and each holder of record of Company Capital Stock that was outstanding as of the Closing Date. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any such successor Stockholder Representatives.

(g) The provisions of this Section 6.5 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

ARTICLE VII

GENERAL PROVISIONS

7.1 Amendments and Waivers. This Agreement may not be amended except by a writing signed by Blackbaud, the Company and the Stockholder Representative. Only by a writing may the Company and the Stockholder Representative, on the one hand, or Blackbaud, on the other hand, waive compliance by Blackbaud or the Company and the Stockholder Representative, respectively, with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) seven (7) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the first Business Day following the date of confirmation of receipt of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to Blackbaud, to:

Blackbaud, Inc.

2000 Daniel Island Drive

Charleston, South Carolina 29492

Attention: Jon W. Olson, Vice-President and General Counsel

Facsimile No.: (843) 216-3676

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, Georgia 30319

Attention: Brian Galison

Facsimile No.: (404) 322-6050

(b) if to the Company, to:

Everyday Hero Pty Ltd

293 St. Paul’s Terrace

Fortitude Valley

Queensland 4006

Australia

Attention: Nathan Betteridge, Chief Executive Officer

Facsimile No.: + 61 2 8986 606

with a copy (which shall not constitute notice) to the following email addresses:

JonM@hemhart.com.au

AnthonyF@hemhart.com.au

(c) if to a Stockholder, to the address on file for such Stockholder with the Company.

7.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to “Dollars” or “$” shall mean Australian dollars.

7.4 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

7.5 Entire Agreement; Assignment. This Agreement, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Blackbaud may assign its rights and delegate its obligations hereunder to its Affiliates.

7.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.8 Governing Law. This agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of New South Wales, Australia. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia and waives any objection to the venue of any legal process on the basis that the process has been brought in any inconvenient forum.

7.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

7.11 Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.12 Risk of Loss. Company assumes all risk of condemnation, destruction or loss or other casualty to the assets or properties of the Company or any other asset or property used or held for use in the conduct of the Company’s business from the date hereof until the Closing.

7.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE VIII

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“1936 Act” shall have the meaning set forth in Section 2.10 hereof.

“1997 Act” shall have the meaning set forth in Section 2.10 hereof.

“ABN” means Australian Business Number.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person.

“Aggregate Threshold Amount” shall have the meaning set forth in Section 6.2(b) hereof.

“Agreed Amount” shall have the meaning set forth in Section 6.4(a) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Annual Financial Statements” shall have the meaning set forth in Section 2.7(a) hereof.

“Antitrust Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“ASIC” means the Australian Securities and Investments Commission.

“Audit Costs” shall have the meaning set forth in Section 1.4(d) hereof.

“Blackbaud” shall have the meaning set forth in the preamble hereof.

“Blackbaud Material Adverse Effect” shall mean any change, event or effect that is materially adverse to Blackbaud’s ability to consummate the Transactions.

“Board of Directors” shall have the meaning set forth in Section 2.20 hereof.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Charleston, South Carolina are permitted or required by Law, executive order or governmental decree to remain closed.

“Claimed Amount” shall have the meaning set forth in Section 6.4(a) hereof.

“Cleared Funds” means monies transferred by means of electronic transfer or a bank cheque.

“Closing” shall have the meaning set forth in Section 1.2 hereof.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.4(a) hereof.

“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“Closing Debt” shall mean the sum, without duplication, of (a) all amounts payable in connection with the Transactions with respect to change in control provisions contained in any agreements binding upon the Company, any Subsidiary or Blackbaud, including all bonuses and severance payments; and (b) any Third-Party Expenses incurred by the Company or any Subsidiary and, to the extent not explicitly retained as the sole responsibility of the Stockholders, the Stockholders.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Authorizations” shall have the meaning set forth in Section 2.17 hereof.

“Company Capital Stock” shall mean all capital stock of the Company, whether or not issued or outstanding.

“Company Constitution” shall have the meaning set forth in Section 2.1 hereof.

“Company Employee Plan” shall mean any plan, program, policy, practice, or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, statutory, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Personnel, or with respect to which the Company has or may have any Liability.

“Company Intellectual Property” shall mean any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 2.13(e) hereof.

“Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to (i) the business, assets (whether tangible or intangible), condition (financial or otherwise), prospects, results of operations or capitalization of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the Transactions.

“Company Personnel” shall mean any current or former employee, consultant or director of the Company or any of its Affiliates or Subsidiaries.

“Company Privacy Obligations” shall have the meaning set forth in Section 2.31 hereof.

“Company Privacy Policies” shall have the meaning set forth in Section 2.31 hereof.

“Company Products” shall have the meaning set forth in Section 2.13(a) hereof.

“Company Source Code” shall mean source code for which the Intellectual Property and Intellectual Property Rights therein are part of the Owned Company Intellectual Property.

“Confidential Information” means any information of or concerning Blackbaud, the Company, any Subsidiary, this Agreement and the Transactions that is not already generally available to the public; provided, that Confidential Information shall not include: (a) information that at the time of disclosure is generally available to the public or is otherwise available to the receiving party other than on a confidential basis; (b) information that, after disclosure, becomes generally available to the public by publication or otherwise through no fault of the receiving party; or (c) information disclosed to the receiving party by a third party not under an obligation of confidentiality to the disclosing party.

“Conflict” shall have the meaning set forth in Section 2.5 hereof.

“Contract” shall have the meaning set forth in Section 2.5 hereof.

“Customer” shall have the meaning set forth in Section 4.15(a) hereof.

“Customer Information” shall have the meaning set forth in Section 2.12(g) hereof.

“Disclosure Schedule” shall have the meaning set forth in preamble to Article II hereof.

“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators, and other names and locators associated with the Internet.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other Contract between the Company or any of its Affiliates and any Company Personnel.

“Environmental Laws” shall mean all Laws issued, promulgated, approved or entered relating to environmental matters, the protection of the environment, the protection of human health and safety, or exposure to Hazardous Materials, including workplace health and safety Laws, packaging and labeling Laws and Laws relating to the Release or threatened Release of Hazardous Materials to the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” shall have the meaning set forth in Section 2.12(f) hereof.

“Escrow Amount” shall mean Fifteen Percent (15%) of the Initial Purchase Price.

“Examination Period” shall have the meaning set forth in Section 1.4(c) hereof.

“Final Balance Sheet” shall have the meaning set forth in Section 1.4(a) hereof.

“Final Purchase Price” shall have the meaning set forth in Section 1.3(a) hereof.

“Financial Statements” shall have the meaning set forth in Section 2.7(a) hereof.

“Founder Employees” shall have the meaning set forth in Section 5.2(l) hereof.

“Governmental Entity” shall have the meaning set forth in Section 2.6 hereof.

“GST” shall mean goods and services tax as defined in the Australian act titled “A New Tax System (Goods and Services Tax) Act 1999”.

“Hazardous Materials” shall mean all hazardous substances, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including any such materials defined, listed, regulated or identified under or described in any Environmental Laws (including, by way of example and without limitation, spent solvents, PCBs, urea-formaldehyde, radon, lead or lead based paints or materials, asbestos and asbestos containing materials).

“Immigration Laws” shall have the meaning set forth in Section 2.32 hereof.

“Indebtedness” shall mean, with respect to any Person (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (c) all obligations of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (d) all obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles as applicable to such Person, recorded as capital leases in respect of which such Person is liable as lessee, (e) any obligation of such Person in respect of bankers’ acceptances, (f) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (g) all obligations of a type referred to in clauses (a), (b), (c), (d), (e), or (f) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (h) any refinancings of any of the foregoing obligations, (i) any penalties or fees accrued under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations and (j) all accrued interest payable on any of the foregoing obligations.

“Indefinite Representations” shall have the meaning set forth in Section 6.1(a) hereof.

“Indemnified Party” shall have the meaning set forth in Section 6.2(a) hereof.

“Initial Purchase Price” means an amount equal to $7,600,000.00.

“Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and Confidential Information including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, schematics, passcode sets for each of back-end provider and each customer of the Company or any Subsidiary, all delivery platforms, gateways, “on ramp” connections and access points, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (v) logos, trade names, trade dress, trademarks, service marks, Domain Names, tools, methods and processes; and (vi) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”); (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor throughout the world; (iv) trade names, logos, common law trademarks and service marks, rights in get-up, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (v) trade secrets (including, those trade secrets defined under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and Confidential Information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); (vi) mask works, mask work registrations and applications, and all other rights corresponding thereto throughout the world (“Mask Works”); and (vii) any similar or equivalent rights to any of the foregoing (as applicable).

“Interested Person” shall have the meaning set forth in Section 2.16(a) hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 2.7(a) hereof.

“Knowledge” shall mean, (i) with respect to the Company and any Subsidiary, the actual knowledge of the Company’s or any Subsidiary’s officers, directors and employees after due and diligent inquiry and (ii) with respect to the Stockholders, the actual knowledge of the Stockholders after due and diligent inquiry.

“Law” shall mean any law, statute, ordinance, rule, regulation, code, Order or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Entity.

“Lease Agreements” shall have the meaning set forth in Section 2.12(c) hereof.

“Leased Real Property” shall have the meaning set forth in Section 2.12(b) hereof.

“Letter of Intent” means the letter of intent, dated June 30, 2011, between Blackbaud and the Stockholders concerning the purchase of the Shares by Blackbaud.

“Liability” shall mean, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, matured or unmatured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens” means liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests, interests in personal property provided for by a transaction that, in substance, secures payment or performance of an obligation, or any other encumbrances of any sort.

“Licensed Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to the Company or any Subsidiary by third parties.

“Loss” shall have the meaning set forth in Section 6.2 hereof.

“Negotiated Balance Sheet” shall have the meaning set forth in Section 1.4(d) hereof.

“Negotiation Period” shall have the meaning set forth in Section 1.4(c) hereof.

“Non-Competition and Non-Solicitation Agreements” shall have the meaning set forth in Recital F hereto.

“Officer’s Certificate” shall have the meaning set forth in Section 6.4(a) hereof.

“Official” shall have the meaning set forth in Section 2.27 hereof.

“Open Source Software” shall mean each of (i) “open source” code, as defined by the Open Source Initiative, (ii) “Free” code, as defined by the Free Software Foundation, and (iii) software for which the human readable version (or source code) is available to the general public for use, modification and/or distribution free of charge or for a de minimis charge.

“Order” shall have the meaning set forth in Section 5.1(a) hereof.

“Owned Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights that are owned by the Company or any Subsidiary.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Payment Dispute Notice” shall have the meaning set forth in Section 1.4(c) hereof.

“Payoff Letters” shall mean the letters relating to Third-Party Expenses that indicate in each case the amount of such Third-Party Expenses and containing a statement to the effect that, when such amount has been paid, all such Third-Party Expenses incurred with respect to products or services provided for the period prior to the Closing Date shall be satisfied in full.

“Permits” shall mean any permits, consents, licenses, certificates, registrations, certificate of occupancy or use, variances, orders, governmental authorizations or approvals, or any other permits.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 4.11(a) hereof.

“Purchase Price Adjustments” shall have the meaning set forth in Section 1.3(a) hereof.

“Related Agreements” shall have the meaning set forth in Section 2.4 hereof.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or out of any property, including the movement of any materials through or in the air, soil, surface water, ground water or property.

“Restraint Period” means the three (3) year period immediately following the Closing Date; provided, that if that is not enforceable, it shall mean the two (2) year period immediately following the Closing Date; provided, that if that is not enforceable, it shall mean the one (1) year period immediately following the Closing Date.

“Restricted Area” means the United States, Canada, Europe, the United Kingdom, the Commonwealth of Australia and New Zealand; provided, that if that is not enforceable, it shall mean: (i) the following States of Australia: New South Wales, Victoria, Queensland, Western Australia, South Australia and Tasmania; (ii) the following Counties in the United Kingdom: Greater London, Greater Manchester, West Midlands and West Yorkshire; and (iii) the following States and Dependencies of New Zealand: New Zealand, the Ross Dependency, Tokelau, the Cook Islands and Niue; provided further, that if that is not enforceable, it shall mean the following cities in Australia: Sydney, Melbourne, Brisbane, Adelaide, Canberra and Perth.

“Restricted Business” means the design, development, marketing, licensing, leasing, rental or sale of software, software applications, internet applications, donor research and management, prospective donor analysis, or e-commerce solutions in each case designed specifically to enable fundraising campaigns, provide fundraising data collection, analysis and processing for nonprofit organizations, or consulting and/or other services with respect thereto.

“Sale” shall have the meaning set forth in Recital C hereto.

“Selected Firm” shall have the meaning set forth in Section 1.4(d) hereof.

“Shares” shall have the meaning set forth in Recital A hereto.

“Spreadsheet” shall have the meaning set forth in Section 4.9 hereof.

“Special Representation” shall have the meaning set forth in Section 6.1(a) hereof.

“Straddle Tax Period” shall have the meaning set forth in Section 4.11(b) hereof.

“Stockholder Charter Documents” shall mean the constitution, certificate of incorporation, articles of incorporation or articles of organization and bylaws (or similar governing documents), if applicable, of a Stockholder.

“Stockholder Representative” shall have the meaning set forth in the preamble hereof.

“Stockholders” shall have the meaning set forth in the preamble hereof.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Subsidiary Charter Documents” shall mean the constitution, certificate of incorporation, articles of incorporation or articles of organization and bylaws (or similar governing documents), if applicable, of a Subsidiary.

“Sunset Date” shall have the meaning set forth in Section 5.5 hereof.

“Superannuation Guarantee Charge” has the meaning given in the Superannuation Guarantee (Administration) Act 1992 (Cth).

“Supplier” shall have the meaning set forth in Section 4.15(a) hereof.

“Survival Date” shall have the meaning set forth in Section 6.1(a) hereof.

“Tax” or collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, GST, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this paragraph as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a transferor or predecessor entity.

“Tax Return” shall have the meaning set forth in Section 2.10(a) hereof.

“Third-Party Expenses” shall mean all fees and expenses incurred by the Company or its Subsidiary in connection with the Sale, including all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third parties.

“Total Current Assets” shall mean the sum of (a) cash and cash equivalents, including cash to be remitted to charities; (b) accounts receivable; (c) GST receivable; (d) marketable securities; (e) prepaid expenses; and (f) other assets that could readily be converted into cash in less than one year.

“Total Current Liabilities” shall mean all liabilities or obligations that are due within one year, excluding Third-Party Expenses, but including: (a) any minimum payment obligations under any Contract related to any period ending up to and including the Closing Date; (b) all unpaid Taxes of the Company and each Subsidiary for all Pre-Closing Tax Periods; (c) short term indebtedness (except to the extent deducted from Initial Purchase Price pursuant to Section 1.3(a)); (d) liabilities and obligations for cash to be remitted to charities; (e) GST payable; (f) income Tax payable; (g) accounts payable; and (h) accrued expenses and other liabilities.

“Transactions” shall have the meaning set forth in Section 2.4 hereof.

“Trust” means the trust established by the Trust Deed.

“Trust Deed” means the trust deed entered into by a Trustee Stockholder which trust deed sets out the terms on which the Trustee Stockholder acts a trustee of the trust for whose benefit the Trustee Stockholder holders the Shares set out against its name in Schedule I.

“Trustee Stockholder” means each of:

(a) Oxburgh Pty Limited ACN 123 510 805;

(b) Nathan Betteridge;

(c) Simon James Lockyer; and

(d) Michael John Kearney.

“UK Subsidiary” shall have the meaning set forth in Section 2.10 hereof.

“VAT” shall mean Value Added Tax.

“Working Capital” shall mean Total Current Assets of the Company and its Subsidiaries as of the Closing Date minus Total Current Liabilities of the Company and its Subsidiaries as of the Closing Date.

“Working Capital Deficiency” shall have the meaning set forth in Section 1.4(b) hereof.

“Working Capital Surplus” shall have the meaning set forth in Section 1.4(b) hereof.

“Working Capital Target” shall mean $735,000.00, with a minimum cash balance of $100,000.00.

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IN WITNESS WHEREOF, Blackbaud, the Company, the Stockholder Representative and the Stockholders have caused this Agreement to be signed, all as of the date first written above.

BUYER:	BLACKBAUD PACIFIC PTY LTD
ACN 095 925 170

	By:	/s/ Marc E. Chardon
Name: Marc E. Chardon
Title: Director and its duly authorized representative

SELLER:	EVERYDAY HERO PTY LTD
ACN 117 080 430

	By:	/s/ Nathan Betteridge
Name: Nathan Betteridge
Title: Chief Executive Officer

STOCKHOLDER
REPRESENTATIVE:	/s/ Nathan Betteridge
Name: Nathan Betteridge

STOCKHOLDERS:	/s/ Paul Wenck
Oxburgh Pty Ltd ACN 123 510 805 as trustee of the Oxburgh Trust

/s/ Nathan Betteridge
Name: Nathan Betteridge as trustee of the EDH Trust

/s/ Simon Lockyer
Name: Simon James Lockyer as trustee of the Talbragar Investment Trust

/s/ Michael Kearney
Name: Michael John Kearney as trustee of the Kearney Family Trust

/s/ Remco Bruijn
Name: Remco Bruijn

/s/ Terry Hayward
Name: Terry Hayward

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